Preliminary Offering Circular dated May 17, 2022

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Delex Healthcare Group, Inc.

800 Third Avenue Suite A #1359, New York, NY 10022

Up To 80,000,000 Shares of Common Stock

Minimum Investment: 6,000 Shares ($1,500)

Maximum Offering: 80,000,000 Shares ($20,000,000)

	Price to Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share/unit:	$0.25	N/A	$0.25	N/A
Total Minimum:	$1,500	N/A	$1,500	N/A
Total Maximum:	$20,000,000	N/A	$20,000,000	N/A

This is the public offering of securities of Delex Healthcare Group, Inc., a Delaware corporation. The Company expects that the minimum amount of expenses of the offering that we will pay will be approximately $75,000 regardless of the number of shares that are sold in this offering. In the event the maximum offering amount is sold, the total offering expenses will be approximately $1,000,000.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 6 of this Offering Circular.

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the

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consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission or (3) the date at which the offering is earlier terminated by the company at its sole discretion.

We are a private company not listed with any U.S. or foreign exchange including OTC Markets.

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Our Board of Directors used its business judgment in setting a value of $0.25 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this offering Circular is May 17, 2022.

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We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Delex”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Delex Healthcare Group, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our reliance on suppliers and customers;

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

As used herein, the terms the “Company,” “Delex” “we,” “us,” “our” and similar refer to Delex Healthcare Group, Inc., a private corporation. Delex Healthcare Group, Inc. was incorporated on May 30, 2017, under the laws of the State of Delaware with its registered business address in 800 Third Avenue Suite A #1359, New York, NY 10022. DELEX is involved in the development and distribution of pharmaceutical and healthcare products in Asia.

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Delex Healthcare Group, Inc. is engaged in the development and distribution of pharmaceutical and healthcare products in the Philippines through its subsidiaries DLX Holdings, Corp., Delex Pharma International, Inc., and JMN Brother’s Pharma Limited, Inc.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

We are not currently a publicly traded company.

The Offering

Securities Offered:

A maximum of 80,000,000 shares of Common Stock (the “Securities”).

Common Shares Outstanding before this offering:

600,000,000 shares of Common Stock

Common Shares to be outstanding after this offering:

680,000,000 shares of Common Stock if all of the shares are sold.

Share Price: $0.25

Minimum investment amount: $1,500

Use of Proceeds: If we sell all the 80,000,000 Securities being offered our net proceeds (after deducting fees and estimated offering expenses) will be approximately $19,000,000. We will use these net proceeds for general administrative and working capital, and such other purposes described in the “Use of Proceeds to Issuer” section of this Offering Circular.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing our Common Stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Relating to Our Financial Condition

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future, could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We expect our quarterly financial results to fluctuate.

We expect our net sales and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

●	Demand for our products; and

●	Our ability to obtain and retain existing customers; and

●	Our ability to develop our carbon nanotubes and hydrogen products; and

●	General economic conditions, both domestically and in foreign markets; and

●	Advertising and other marketing costs; and

●	Costs of producing the carbon nanotubes and hydrogen; and

●	Retaining key personnel

●	Positive returns on our alternative investments.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of our stockholders.

Risks Relating to Our Business and Industry

The COVID-19 pandemic may materially and adversely affect our business and operations.

The impact on our business from the outbreak of the COVID-19 coronavirus is unknown at this time and difficult to predict. While vaccines are currently being administered in the United States and other countries throughout the world, at the current time the federal government and local states have instituted restrictions which could adversely affect the Company’s operations. The impact of COVID-19 has also created global supply chain challenges. These challenges create risk in the timing of delivery of kiosks and products. As outbreaks happen in certain areas of the supply chain it will create delays. Having redundancies in these areas to minimize timeline creep is not cost effective. Additionally, the impact of the COVID-

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19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. Other potential adverse effects of COVID-19 might include, for example, our ability to meet projected goals through the continued availability of our workforce; adverse impacts from new laws and regulations affecting our business or increased cyber risks and reliance on technology infrastructure to support our business and operations, including through remote-work protocols. The specific impact that COVID-19 could have on these risks remains uncertain.

The operation of Delex may be adversely affected by sales from privately-owned and government-controlled hospitals and other medical institutions.

The purchase of pharmaceutical products by privately-owned and government-owned or controlled hospitals is generally subject to a tender process run by private and relevant local governments. With the recent introduction of a more centralized statutory tender system for essential drugs, which may lead to increasing competition among suppliers of essential drugs, the Philippine government is expected to apply further downward pricing pressure on pharmaceutical product manufacturers. We may fail to win the tender process if: our prices are not competitive, our pharmaceutical products fail to meet certain quality requirements or are less effective clinically than competing products, our reputation is adversely affected by unforeseen events, our service quality or any other aspect of our operation fails to meet the relevant requirements, or for other reasons. If we fail to win orders from private hospitals or other medical institutions through the tender process, we will not be able to sell our products to them and our pharmaceutical manufacturing business will be adversely impacted. On the other hand, even if we win the tender process, we may have to share the orders with other co-winners, resulting in a decrease in our share in the relevant market.

There may be unforeseeable risks in our trademark registrations locally or from other countries that we may not be aware of or that we may not have identified.

We may not have been aware, or we may not have been able to identify infringements on existing trademarks similar to ours that is in existence locally or in other countries. There may be unforeseen oppositions. Even when thorough research has been done and have cleared our trademark and found no concerning similarities, this does not mean that others will necessarily share this opinion. Other oppositions may be based in more tactical reasons than infringement concerns.

Our Company is exposed to foreign currency exchange risks and the business and results of operations may be negatively affected by the fluctuation of different currencies.

Our Company may be exposed to foreign currency risks as purchases from other countries involves multiple currencies that may be subject to the volatility of the currencies involved. While the financial statements of each of our subsidiaries will be prepared in the functional currency of that entity. Accordingly, fluctuations in the exchange rates will impact our results of operations and financial condition. As such, it is expected that our revenues and earnings will continue to be exposed to the risks that may arise from fluctuations in foreign currency exchange rates, which could have a material adverse effect on our business, results of operations or financial condition.

We may fail to obtain sufficient capital resources for future growth and other operational needs.

We require additional capital resources to pursue our growth strategy through organic expansion as well as strategic investments and acquisitions and to remain competitive by responding in a timely manner to technological changes or market demand. In particular, we require significant capital to build, maintain, operate and expand our research and development activities, develop more product range, secure more distribution rights, expand its global distribution channels, invest in manufacturer of healthcare products and provider of healthcare services.

We expect to meet our funding needs through cash flows from operations, securities offerings, bank borrowings and other external financing sources. Our ability to obtain additional financing will depend on a number of factors, including our financial condition, results of operations and cash flows. The increase in the interest rates and statutory deposit reserve ratios tightened credit and negatively affected the abilities of many companies to borrow from financial institutions. If we cannot obtain sufficient funding on acceptable terms or, to the extent required, receive necessary approvals for our financing plans from the regulatory authorities, we may not be able to successfully implement our business strategy, and our prospects could be materially and adversely affected.

Failure to manage our rapid growth effectively could increase our expenses, decrease our revenue, and prevent us from implementing our business strategy.

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After funding, we expect to experience a period of rapid growth. To manage our anticipated future growth effectively, we must continue to maintain, and may need to enhance, our information technology infrastructure and financial and accounting systems and controls, as well as manage expanded operations in geographically distributed locations. We also must attract, train, and retain a significant number of qualified sales and marketing personnel, professional services personnel, software engineers, technical personnel, and management personnel. Failure to manage our rapid growth effectively could lead us to over-invest or under-invest in technology and operations; result in weaknesses in our infrastructure, systems, or controls; give rise to operational mistakes, losses, or loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth could require significant capital expenditures and may divert financial resources and management attention from other projects, such as the development of new services. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our revenue could decline or may grow more slowly than expected, and we may be unable to implement our business strategy.

We depend on key employees and face competition in hiring and retaining qualified employees.

Our employees are vital to our success, and our key management and other employees are difficult to replace. We currently do not have employment contracts with our key employees. We may not be able to retain highly qualified employees in the future which could adversely affect our business.

We may experience significant losses from operations.

Even if we do generate operating income in one or more quarters in the future, subsequent developments in our industry, customer base, business or cost structure or an event such as significant litigation or a significant transaction may cause us to again experience operating losses. We may not become profitable for the long-term, or even for any

Risks Associated with Acquisitions and New Product Lines and Markets

As part of its growth strategy, the Company from time to time may acquire companies that are related to hospitals, diagnostics, clinics, HMOs, manufacturing and distribution of products in line with health care industry. The Company might also enter into new markets and engage new product lines, including through licensing arrangements. These activities (which also include the development and launch of new product categories and product lines), are accompanied by a variety of risks inherent in any such new business venture, including the following:

•       Ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company have been making.

•       Risks that the new product lines or market activities may require methods of operations and marketing and financial strategies different from those employed in the Company’s other businesses, including risks associated with acquisitions with significant foreign operations. In addition, these businesses may involve buyers, store customers and/or competitors.

•       Possible difficulties, delays and/or unanticipated costs in integrating the business, operations, personnel, and/or systems of an acquired business.

•       Risks that projected or satisfactory level of sales, profits and/or return on investment for a new business will not be generated.

•       Risks involving the Company’s ability to retain and appropriately motivate key personnel of an acquired business.

•       Risks those expenditures required for capital items or working capital will be higher than Anticipated.

•       Risks associated with unanticipated events and unknown or uncertain liabilities.

•       Uncertainties relating to the Company’s ability to successfully integrate an acquisition, maintain product licenses, or successfully launch new products and lines.

•       Certain new businesses may be lower margin businesses and may require the Company to achieve significant cost efficiencies.

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•       With respect to businesses where the Company acts as licensee, the risks inherent in such transactions, including compliance with terms set forth in the applicable license agreements, including among other things the maintenance of certain levels of sales, and the public perception and/or acceptance of the licensor’s brands or other product lines, which are not within the Company’s control.

We may not be able to successfully identify acquisition targets or complete acquisitions or integrate the acquired businesses.

We may not be able to successfully identify acquisition targets or complete acquisitions or integrate the acquired businesses. One of our business strategies is to take advantage of the trend of consolidation in the highly fragmented healthcare industry by undertaking acquisition activities. Further, we intend to use part of the net proceeds that we receive from the listing to acquire domestic and overseas healthcare businesses. Through acquisitions, we aim to obtain advanced technologies, new products and other resources for our pharmaceutical manufacturing business, diagnostic products, and medical devices businesses, enter and expand our operations in the premium, specialty, and general healthcare service markets in the Philippines, and expand the coverage and network of our retail pharmacies in our existing and future target markets in the whole of Asia. Internationally, we plan to primarily acquire overseas generic drug manufacturing companies or specialty pharmaceutical companies with strong product portfolios, research, and development. These overseas pharmaceutical companies are expected to help us further expand our product lines and increase the sales of our products in the international markets. In addition, we may continue to identify, pursue and consummate joint venture projects in the future.

Acquisitions in general involve numerous risks and uncertainties, including but not limited to:

•       The suitability of the acquisition targets or our ability to complete acquisitions on acceptable terms.

•       The availability, terms and costs of any financing required to make an acquisition.

•       The delays in securing or inability to secure necessary governmental approval and third-party consents.

•       The potential negative effects on our liquidity position.

•       The diversion of resources and management attention from our existing business.

•       The potential ongoing financial obligations and unforeseen or hidden liabilities of our acquisition targets.

•       The costs of and difficulties in integrating acquired businesses, managing enlarged business operations, and operating in new markets, regulatory environments, and geographic regions.

•       Our failure to deliver the expected synergies, to achieve the intended objectives or benefits, or to generate sufficient revenue to recover the costs and expenses of an acquisition.

•       The dilution of our earnings per share or decrease in our margins due to the lower profitability of an acquired business. In addition, international acquisitions involve takeovers, mergers and acquisitions, anti-trust and other laws and regulations of other jurisdictions. Our failure to comply with these foreign laws and regulations may result in failure to complete the transactions, foreign regulatory actions, litigation, and other consequences that materially and negatively impact us. Our efforts to comply with these laws and regulations may also require us to incur high costs and/or commit more resources. Our failure to address these risks successfully may have a material adverse effect on our business, financial condition, results of operations and growth prospects.

For future events in acquiring companies in healthcare industry like pharmaceutical company, the same scenario will be encountered. The Company cannot compete effectively in terms of product distribution.

The Company cannot assure you that acquiring another pharmaceutical company in the future will enable to remain our competency by distinguishing our products lines or services from our competitors, or by expanding our production capacity, sales forces, retail pharmacy network or healthcare service operations, nor can we assure you that we will be able to maintain

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or increase our existing market share in any of our business segments. Our future competitors may have more financial resources, better research and development resources, manufacturing techniques, marketing capability and experience than we do and may choose to invest more in the product and technology development, service offering, facilities and equipment, or sales and marketing, as the case may be. As a result, our competitors in the pharmaceutical manufacturing, diagnostic products and medical devices industries may succeed in developing products that are more effective, less costly or with a shorter time-to-market than ours, our competitors in the pharmaceutical distribution and retail business may be able to offer products that are more popular in the pharmaceutical retail market than ours, and our competitors in the healthcare service business may able to deliver healthcare services that are more effective and less costly than ours. If we are unable to compete effectively against our existing or new competitors, our business, financial condition and results of operations may be materially and adversely affected.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision. If we cannot provide reliable financial reports, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly and result in a loss of some or all of your investment.

Each of the pharmaceutical manufacturing and pharmaceutical distribution, healthcare services, and diagnostic products and medical devices industries are highly competitive, and Delex faces an intense competition in each of the business segments. Delex, with its pharmaceutical products may lose its market appeal as lower-priced products become available, as similar, or new products are introduced, or as other technological advances and developments render its products obsolete or less effective.

Since Delex has no intellectual property rights in some of these products, or does it enjoy any administrative protection in respect of the production, it cannot preclude any third party from offering the same products at more competitive prices. Partly, as a result of their non-proprietary nature, competition in the market segment for many of these products is intense. Delex’s key competitors are multinational pharmaceutical companies as well as large domestic pharmaceutical companies, whose products have similar curative effects and can be used as substitutes of Delex products.

Our current Chairman of our Board of Directors, J. de Ruyter C. Oroceo, beneficially owns approximately or has the right to vote on 79% of our outstanding common stock. As a result, he has a substantial voting power in all matters submitted to our stockholders for approval including:

    • Election of our Board of Directors.

• Removal of any of our directors.

• Amendment of our Certificate of Incorporation or by laws.

• Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business    combination involving us.

As a result of his ownership and position, he can substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by Mr. Oroceo could affect the market price of our common stock if the marketplace does

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not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. Mr. Oroceo’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our future success is dependent, in part, on the performance and continued service of J. de Ruyter C. Oroceo, our Chairman of the Board of Directors and CEO. Without his continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities, and continued services of J. de Ruyter C. Oroceo, our Chairman of our Board of Directors and CEO. Though the Company has formulated its succession plan in terms of its corporate governance, the loss of his services would result to a high probability of delay on our business operations substantially.

Our  Board of Directors is made up of non-US officers and Directors your abilities as an investor in the United States may be limited in the following ways.

As an investor you may have difficulty with the following:

-effecting service of process within the United States against any of your non-U.S. resident officers or directors.

-enforcing U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against any of the above referenced foreign persons in the United States.

-enforcing in a Philippines court U.S. court judgments based on the civil liability provisions of the U.S. federal securities laws against the above foreign persons.

-bringing an original action in a Philippines court to enforce liabilities based upon the U.S. federal securities laws against the above foreign persons.

 This offering and any future offerings are dependent on our continued compliance with Rule 251(b) of the Securities and Exchange Act.

To date, our Operational Officer, Ms. Alvira, has been responsible for managing the daily operations of the Company and assist in its recruitment and expansion plans, manage, and forwards all documents such as the registration, tax returns, and all other documents related to the company’s operations in the United States. Ms. Alvira is currently researching for strategic partners, distributors and manufacturers for the business expansion, marketing, and distribution channels for the Company’s subsidiaries in the United States and Canada. She has also provided several contact lists of potential distributors and manufacturers for the business expansion, marketing, and distribution of the Company in the United States and Canada.

According to Securities Act Rule 251(b) and in applying the guidance set forth in Question 182.03 of the Securities Act Rules Compliance and Disclosure Interpretations, Delex Healthcare Group, Inc. is eligible for a Reg A exemption, since its Operational Officer, as discussed above, primarily directs, controls and coordinates the issuer's activities from the Company’s corporate office in New York. The loss of Ms. Alvir’s service to the Company or the inability to fill her position with a qualified candidate could impair our ability to undertake any future offerings.

The recently enacted JOBS Act will allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting.

-be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers.

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and instead provide a reduced level of disclosure concerning executive compensation.

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public

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accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75,000,000 and annual revenues of less than $50,000,000 during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being required to provide only two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700,000,000.

As we seek to become a publicly reporting company, we will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance initiatives. Additionally, the lack of an internal audit group may result in material misstatements to our financial statements and ability to provide accurate financial information to our shareholders.

Our management and other personnel will need to devote a substantial amount of time to compliance initiatives to maintain reporting status. Moreover, these rules and regulations, which are necessary to remain as an SEC reporting Company, will be costly as an external third-party consultant(s), attorney, or firm, may have to assist in some regard to following the applicable rules and regulations for each filing on behalf of the company.

We currently do not have an internal audit group, and we will eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. Additionally, due to the fact that our officers and Director, have limited experience as an officer or Director of a reporting company, such lack of experience may impair our ability to maintain effective internal controls over financial

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reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders.

Moreover, if we are not able to comply with the requirements or regulations as an SEC reporting company, in any regard, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Relating To The Company’s Securities

We may never have a public market for our common stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

For our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTCQB. In addition, it is possible that such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Investors in this Offering will experience immediate and substantial dilution.

If all of the shares offered hereby are sold, investors in this Offering will own 41.49% of the then outstanding shares of all classes of common stock, resulting in a dilution of $0.0042 per share to investors in this offering. Please see “Dilution” for further information.

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The offering price for our Common Stock will be set by us based on a number of factors and may not be indicative of prices that will prevail on OTC Markets “PINK” or elsewhere following this Offering. The price of our Common Stock may decline following this Offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies and advertiser requirements, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

●	actual or anticipated variations in our periodic operating results;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the press or investment community; and

●	our intentions and ability to list our Common Stock on a national securities exchange and our subsequent ability to maintain such listing.

We do not expect to declare or pay dividends in the foreseeable future.

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We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 30,000,000 shares of preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. Currently there are no shares of Preferred stock issued and outstanding. We have not yet determined how many votes each share of preferred stock will be designated to a security holder of our Preferred Stock at stockholders’ meetings, for all purposes, including election of directors.

Our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

We may be exposed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

As a reporting company we are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

We do not currently have independent audit or compensation committees. As a result, our directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

As a Regulation A, Tier 1 issuer, we will be subject to the periodic and current reporting requirements under Rule 257(b) of Regulation A.

The preparation of our consolidated financial statements involves the use of estimates, judgments and assumptions, and our consolidated financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

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If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Future issuances of our Common Stock or securities convertible into our Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Common Stock or the trading of outstanding stock, could cause the market price of our Common Stock to decline and would result in the dilution of your shareholding.

Future issuances of our Common Stock or securities convertible into our Common Stock, and/or conversion of the Notes convertible into Common Stock, or the expiration of lock-up agreements that restrict the sale of Common Stock by selling shareholders, or the trading of outstanding stock, could cause the market price of our Common Stock to decline. We cannot predict the effect, if any, of the exercise of conversion of the Notes into Common Stock or other future issuances of our Common Stock or securities convertible into our Common Stock, or the future expirations of lock-up agreements, on the price of our Common Stock. In all events, future issuances of our Common Stock would result in the dilution of your shareholding. In addition, the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our Common Stock.

Our shares are subject to the penny stock rules, making it more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

Our management has broad discretion as to the use of certain of the net proceeds from this Offering.

We intend to use up to $19,000,000 of the net proceeds from this Offering (if we sell all of the shares being offered) for working capital and other general corporate purposes. However, we cannot specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated for use as working capital or for other general corporate purposes. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this Offering in ways that holders of our Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this Offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

Cautionary Statement Regarding Forward-Looking Statements

This Offering Circular contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

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The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

Our Chairman of our Board of Directors, and CEO, J. de Ruyter C. Oroceo does not have any prior experience conducting a best effort offering, and our best effort offering does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to commence and sustain our business and our investors may lose their entire investment.

Mr. Oroceo does not have any experience conducting a best-efforts offering. Consequently, we may not be able to raise the funds needed to commence business operations. Also, the best- efforts offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer, and your investment may be materially adversely affected. Our inability to successfully conduct a best-efforts offering could be the basis of your losing your entire investment in us.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our Chairman of our Board of Directors and CEO, Mr. Oroceo and Servebank Financial Inc., both of whom will receive no commissions. There is no guarantee that he will be able to sell any of the shares. Unless they are successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without revenue we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this registration statement is $25,000. After the effective date of this Form 1A, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTCQB. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. The costs associated with being a publicly traded company in the next 12 months will be approximately $500,000. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations, we will not be able to apply for quotation on the OTCQB.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our historical net tangible book value as of December 31, 2020 was $1,394,266 or $0.0023 per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

As of December 31, 2021, the net tangible book value of our common stock was $2,548,819 or approximately $0.0042 per then-outstanding share based upon 600,000,000 shares of Common Stock outstanding as of that date. Giving effect to the sale of all the shares offered hereby, there will be a dilution of $0.2458 per share of Common Stock to new investors.

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Future Dilution

Dilution may also result from future actions by our Company, and specifically from any increase in the number of shares of the Company’s capital stock outstanding resulting from a stock offering (such as a public offering, a crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

Dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

No Selling Security holders

There are no selling security holders in this Offering.

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

Plan of Distribution

The Company is offering a maximum of 80,000,000 shares of Common Stock. The cash price per share of Common Stock is $0.25 and the minimum investment is 6,000 Shares ($1,500).

The Company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting its Offering Circular or “testing the waters” materials on an online investment platform.

The Company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on its website, https://delexpharma.com/

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, and (2) the date at which the offering is earlier terminated by the company in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The Company is offering its securities in all states.

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Process of Subscribing

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit, or debit card to the bank account to be setup by the company.

Investors will be required to complete a Subscription Agreement in order to invest, pursuant to which an investor will irrevocably subscribe to purchase the shares. The investor will not be entitled to any refunded funds unless the company terminates the offering, or the company rejects the subscription in whole or in part.

The Subscription Agreement also includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. The company or its representative will review all subscription agreements completed by the investor.

If the subscription agreement is not complete or there are other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, the company or its representative will have up to three days to ensure all the documentation are complete. The company or its representative will generally review all Subscription Agreements on the same day, but not later than the day after the submission of the Subscription Agreement.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer and payments made by debit card or check and will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Transfer Agent

The Company will engage a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity.

Underwriter

We will not be engaging an underwriter for this offering.

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USE OF PROCEEDS

The maximum gross proceeds from the sale of our Securities in this Offering are $20,000,000. The net proceeds from the total maximum offering are expected to be approximately $19,000,000 after the payment of offering costs (including legal, accounting, printing, due diligence, marketing, selling, and other costs incurred in the Offering). Our estimated offering costs are $1,000,000. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ. The following table represents management’s best estimate of the uses of the net proceeds:

Proposed Use of Proceeds

Use of Proceeds	If All 80,000,000 shares are sold at $0.25 / share
Gross Proceeds	$20,000,000
Less
1. Strategic Investments Acquisitions / Investments / Listings	$4,000,000
2. Develop More Product Range Pharmaceutical Products / Legal / Marketing / Management	$2,000,000
3. Secure More Distribution Rights Partnerships & Tie-Ups / Legal / Marketing / Management	$2,000,000
4. Expand Global Distribution Channels Partnerships & Tie-Ups / Programs / Legal / Marketing / Management	$2,000,000
5. Invest in Manufacturers of Healthcare Products Acquisitions & Expansion / Investments / Legal / Management	$4,000,000
6. Invest in Providers of Healthcare Services Acquisitions / Investments / Branching Out	$2,000,000
7. Quarterly Compliance Accounting / Legal / OTC / SEC / FINRA etc. ($0.5m x 3 Years)	$1,500,000
8. Operating Expenses Staffs / Rentals / Equipment etc. ($0.5mx 3 Years)	$1,500,000
9. Offering Expenses Accounting / Legal / Investor Relations / Brokerage etc.	$1,000,000
TOTAL AMOUNT	US$20,000,000

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 25%, 50% or 75% of the shares offered for sale in this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working

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capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

Because the offering is a “best effort” offering with no minimum offering amount other than the minimum denomination amount of $1,500, the Company may close the offering without sufficient funds for all the intended purposes set out above and may not even cover the expenses of the offering. In that event it will look to other sources of funds, including loans from its officers to fund its operations, although there can be no assurance that such funds will be available.

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering and reserves the right to change the estimated allocation of net proceeds set forth above.

Pending our use of the net proceeds from this Offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, and interest-bearing instruments and including investments in related parties. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

Our Business

As used herein, the terms the “Company,” “Delex” “we,” “us,” “our” and similar refer to Delex Healthcare Group, Inc., a Delaware corporation was incorporated under the laws of the State of Delaware on May 30, 2017. DHG is involved in the development and distribution of pharmaceutical and healthcare products in Asia.

Delex Healthcare Group, Inc. is engaged in the development and distribution of pharmaceutical and healthcare products in the Philippines through its subsidiaries DLX Holdings, Corp., Delex Pharma International, Inc., and JMN Brother’s Pharma Limited, Inc.

Current operational subsidiaries

DLX Holdings Corp.

DLX Holdings Corp., the subsidiary of our company, was registered in December 2012, and is the parent company of Delex Pharma International Inc. DLX Holdings Corp. is engaged in the development, distribution and trading of medical supplies, equipment, pharmaceutical products, and food supplements. DLX Holdings Corp. is a Philippine based pharmaceutical company ranking 3rd in the hospital channel with a growth rate of 12.2% and ranked 49th in the Philippine pharmaceutical industry based on the IQVIA Mat Ref Dec 2020 Report.

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Delex Pharma International Inc.

Delex Pharma International, Inc. was incorporated in the Philippines on July 13, 2009, and is 60% owned subsidiary of DLX Holdings Corp.

Delex Pharma International, Inc. has forged partnership agreements with multinational companies with Good Manufacturing Practices (GMP) Certificates (List and copy of agreements included in Index). The company currently promotes sixteen (16) trusted brands nationwide covering critical care, anti-infectives and anesthesia. In addition, the company has medical device products/machines that are being offered in the market such as cardiovascular ultrasound & after sales service (Philips machines), needless connectors & IV Lines (CAIR LGL) and ambulatory/PCA infusion pumps (Smiths Medical). Delex Pharma International, Inc. power brands, namely Dobulex (Dobutamine), Ifimol (Paracetamol), Nicardilex (Nicardipine Hydrochloride), and Norepin (Norepinephrine) are in the Top 200 Hospital Ethical Products.

Delex Pharma International, Inc. currently has 149 employees, with more than 100 sales and marketing teams successfully establishing about 5,000 distribution channels.

Delex Pharma International, Inc.’s Website is https://delexpharma.com/.

JMN Brothers Pharma Limited Inc.

JMN Brothers Pharma Limited Inc. JMN Brothers Pharma Limited Inc. was incorporated in the Philippines on June 27, 2016 and is 60% owned subsidiary of Delex Pharma International, Inc. JMN Brothers Pharma Limited Inc is a Philippine-based pharmaceutical company, operating as a sister company of Delex Pharma International Inc., appointing Delex Pharma International Inc. as the exclusive distributor of all their products since 2018.

Our Strengths

Delex aims to close the gaps that many patients experience in coping in the ICU (Intensive Care Units) from their health conditions to the high cost of treatments and medicines by providing quality alternative drugs at affordable prices.

(1) Exceptional Corporate Performance

●	Delex posts a sterling growth with CAGR of 12.24% (2020), 10.43% (2019), 12.86% (2018), 53.82% (2017) and 113.30% (2016).
●	Ranked 3rd among all national companies in the hospital sector.
●	Ranked 49th in the Philippine Pharmaceutical Industry, based on the IQVIA Mat Ref Dec 2020 Report.

(2) Remarkable Brand Accomplishments

●	5 Company Owned Brands with approved IPO Listed Trademark

Delex’s owned brands, namely: Ceftrex, Delexam, Delexard, Dobulex and Norepin were approved by Intellectual Property Office of the Philippines (IPOPH) for its own trademark.

●	5 Company Owned Brands for Global Markets

Delex owns the patents and the production rights for 5 pharmaceutical products - Ceftazin, Ceftrex, Dobulex, Nicardilex and Norepin. These brands developed by Delex can be marketed overseas. Delex intends to develop more product ranges and further expand the distribution of its products and markets across Asia, Africa and other parts of the world after the successful listing and fundraising of DHG on the OTC Markets.

●	4 Products in the Top 200 Hospital Ethical Products
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4 of the products distributed by Delex are listed in the Top 200 Hospital Ethical Products, namely: Norepin, ranked 7th; Ifimol, ranked 86th; Nicardilex ranked 114th, and Dobulex; ranked 191st.

●	2 Products with 90% market penetration

Delex has successfully grown the market penetration of 2 products: Norepin and Ifimol, to approximately 90% of the hospitals in the Philippines. Norepin is steadily becoming the market leader in the pharmaceutical market and has been ranked 7th among the top 200 products in the pharmaceutical industry. Ifimol is currently the market leader in the I.V. Paracetamol market.

●	9 Top Leading Brands and Market Leaders

9 of the products distributed by Delex are top leading brands and market leaders in their respective therapeutic sectors in the Philippines, as follows: Dobulex, Endurpin, Funginil, Ifimol, Intrafen, Midazolex, Nicardilex, Norepin, and Totilac.

●	16 Total product lines available in the Philippine Market

Delex currently distributes a total of 16 product lines covering critical care, anesthesia, and anti-infectives (not to include its device business), mainly for intensive care settings, which include the Intensive Care Units, Emergency Rooms, and Operating Theaters. Another product named Bupivacane will be launched.

●	Certificate of Product Registrations, Medical Device Registration and Notifications

Delex holds Certificates of Product Registration, Medical Device Registration and Notification for 5 Critical Care Drugs: Dobulex (Dobutamine), Humal (Human Albumin), Nicardilex (Nicardipine Hydrochloride), Norepin (Norepinephrine), and Totilac (Hypertonic Lactate); 5 Anti-Infectives: Ceftazine (Ceftazidime), Ceftrex (Ceftriaxone), Delexigyl (Metronidazole), Funginil I.V. (Fluconazole), and Linezolid (Axazolid); and 6 Anesthesias: Endurpin (Nalbuphine Hydrochloride), Ifimol I.V. (Paracetamol), Intrafen (Ibuprofen), Keterolex (Keterolac Trometamol), Midazolex (Midazolam), and Tramadex (Tramadol); and several medical devices.

(3) Prestigious International and National Suppliers

●	Delex has forged partnership agreements with multinational companies with GMP Certificates such as Anfarm Hellas SA (Greece), Axa Parenterals Ltd. (India), Biem Ilac Sanayi ve Ticaret A.S (Turkey), CAIR LGL (France), Farma-Tek Ilac Sanayi Ticaret A.S. (Turkey), Innokeys Pte. Ltd. (Singapore), Kalbe International Pte. Ltd. (Singapore), Laboratorio Kemex SA (Argentina), Philips Healthcare (Netherlands), Smiths Medical International Ltd. (UK), and United Biotech (P) Ltd. (India), as well as national companies such as AGlobal Care, Inc., Ambicare Pharmaceutical Inc., Ambica International Corporation, Glorious Dexa Mandaya Inc., H&B Pharma International Inc., Metrophil Drug and Chemical Trading and Philips Philippines, Inc.

(4) Complete line of permits and licenses

●	5 Licenses to Operate issued by the Food and Drug Administration for Importer/ Wholesaler/Distributor of Drugs, Importer of Medical Devices, Food Wholesaler, Cosmetic Importer and Wholesaler and for Drugstore Operator, including Online Order and Delivery.
●	License to Handle Dangerous Drugs issued by Philippine Drug Enforcement Agency (PDEA).

(5) Aggressive Sales and Marketing Team with 5,000 Distribution Channels

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~~●~~	Delex distributes its products to about 5,000 distribution channels including private and government hospitals, drugstore chains, sub-distributors, clinics, dispensing HCPs, etc.

(6) High-Caliber Partners for Governance Initiatives

●	SyCip, Gorres, Velayo & Co., a member practice of Ernst & Young Global, has partnered with DELEX in 2020 as its external auditor.
●	Isla Lipana & Co., the Philippine member firm of the PwC global network, has partnered with DELEX from 2013 to 2019 as its external auditor.
●	ISO 9001-2015 Certification of DELEX by CPG.
●	Delex partnered with KPMG on Project Apollo to improve the company’s internal business processes mainly in Distribution, IT and Finance.
●	Delex partnered with PWC on Project Fleming to ensure business stability.

(6) Highly acclaimed Awards & Recognitions

●	Delex Awards:

“Diversity Company of the Year” for 2020, as awarded by Asia CEO Awards.

“Philippines Best Brand” for 2019, as awarded by CMO Asia.

“SME Company of the Year” and “Executive Leadership Team of the Year” for 2017, as awarded by Asia CEO Awards.

●	Delex’s Chairman of the Board and CEO, J. de Ruyter Oroceo was awarded:

“Global Filipino Executive of the Year” for 2020, as awarded by Asia CEO Awards

●	Delex’s VP for Marketing, Lourdes Monasterio was awarded:

“Pioneering Woman Leader” for 2020, as awarded by CMO Asia.

“Philippines Women Leader’s Award” for 2019, as awarded by CMO Asia.

(7) Continuous Learning and Training Healthcare Professionals

~~●~~	Delex has successfully conducted ICU Forum Webinars and lay fora to more than 160,000 viewers for having conducted more than 200 webinars.
●	Delex has successfully secured a database of 100,000 HCPs (Healthcare Providers) for more than 96 countries, since May 2020. This was made possible by partnering with less than 30 medical societies and hospitals with a strengthened digital platform to power its webinar programs as a zoom provider for their online event.
●	Delex University was established to continuously provide seminars, updates and tools for its employees and external customers.

(8) $2,151.1 Billion Growing Pharmaceuticals Market Size

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●	The global pharmaceuticals market size was US$1,230.2 billion in 2019 and is projected to reach US$2,151.1 billion by 2027, exhibiting a CAGR of 7.0% during the forecast period.[1] The pharmaceutical industry is expected to increase to US$1.5 trillion by 2023.[2]

Industry Overview

We have included market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

Philippine Market

The Philippines is the 11th most attractive pharmaceutical market in the Asia-Pacific region and the third-largest pharmaceutical market in ASEAN.[3] The pharmaceutical market in the Philippines is expected to grow at a compound annual growth rate (CAGR) of 4.65 % to reach US$3.7 billion in 2025.[4]

The healthcare expenditure in the Philippines is expected to grow steadily through to 2026, rising from PHP722b (USD15b) in 2016 to PHP1,743b (USD36b).[5]

Asian Market

As the global healthcare industry is set to grow at a compound annual growth rate (CAGR) of 5.6% to reach US$2.69 trillion by 2025, Asia is expected to replace Europe as the second largest healthcare market in the world.[6]

Global Market

The global pharmaceuticals market size is expected to gain market growth in the forecast period of 2020 to 2025, with a CAGR of 3.1% in the forecast period of 2020 to 2025 and will be expected to reach US$ 1,114,470 million by 2025, from US$ 987,790 million in 2019.[7]

Legal Proceedings

There are no current legal proceedings against the company.

Employees/Consultants

As of December 20, 2021, we have full-time employees and part-time employees. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

Intellectual Property

[1] Source: Fortune Business Insights, link: https://www.fortunebusinessinsights.com/impact-of-covid-19-on-pharmaceuticals-market-102685

[2] Source: Linchpinseo, link: https://linchpinseo.com/trends-pharmaceutical-industry/

[3] Source: KPMG, link: https://home.kpmg/ph/en/home/insights/2019/02/philippines-pharma-all-set-for-continuous-growth.html

[4] Source: Process Worldwide, link: https://www.process-worldwide.com/pharma-market-in-the-philippines-to-reach-37-billion-dollars-in-2025-global-data-a-889164/

[5] Source: Healthcare Asia, link: https://healthcareasiamagazine.com/healthcare/news/philippines-healthcare-spend-grow-92-us36b-in-2026

[6] Source: Healthcare Asia, link: https://www.healthcareasia.org/2016/asia-to-overtake-europe-as-second-largest-healthcare-market-by-2025-report/

[7] Source: Decision Databases, link https://www.decisiondatabases.com/ip/18678-pharmaceutical-market-analysis-report

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Delex plans to utilize and build upon university and commercial patents and trade secret in the United Kingdom, Europe, Asia and United States.  As well, we may rely on copyright, trademark and trade secret laws, as well as confidentiality procedures and licensing arrangements, to establish and protect intellectual property rights to our product and technologies. We typically enter into confidentiality or license agreements with the government, suppliers, employees, consultants, and third-party providers in an effort to control access to and distribution of technology, software, documentation and other information. Policing unauthorized use of this technology is difficult and the steps taken may not prevent misappropriation of the technology. In addition, effective protection may be unavailable or limited in some jurisdictions outside the Philippines and the United States. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Such litigation could cause us to incur substantial costs and divert resources away from daily business, which in turn could materially adversely affect the business.

DESCRIPTION OF PROPERTY

Our U.S. corporate office is located at 800 Third Avenue Suite A #1359, New York, NY 10022and our operational office is located at Lot 4 Block 4 Carnation Street corner Magnolia Street, Barangay Sauyo, Quezon City, Philippines. Delex’s office space is shared with DLX Holdings, Corp. which provides the space to us lease free. Delex has built a Drugstore Pharmacy in its place of business and has also rented three warehouses to facilitate the logistics. Delex’s warehouses are located at 4150, 6011 and 6011-B Del Mundo St., Brgy. Ugong, Dist. 2, Valenzuela City 1440, Philippines.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

General

As used herein, the terms the “Company,” “Delex” “we,” “us,” “our” and similar refer to Delex Healthcare Group, Inc., a Delaware corporation was incorporated under the laws of the State of Delaware on May 30, 2017. Delex is involved in the development and distribution of pharmaceutical and healthcare products in Asia. In adapting with the new normal with the covid-19 pandemic, Delex has launched its new distribution line – the online drugstore.

Results of Operations

Revenues

As of December 31, 2021, the Company’s revenue is $7,262,185.

Cost of Services

As of December 31, 2021, the Company’s cost of services is $2,491,787.

General and Administrative Expenses

Our operating expenses consist of selling and administrative expenses. The Company recorded total operating expenses of $3,376,334 for the year ended December 31, 2021 (“2021 Fiscal Year”), $4,034,32 for the year ended December 31, 2020 (“2020 Fiscal Year”) and $4,236,602 for the year ended December 31, 2019 (“2019 Fiscal Year”).

The Company’s net profit was $783,556 (Php 39,784,288) for the 2021 Fiscal Year, $642,587 (Php 31,486,782) for the 2020 Fiscal Year and $1,238,391 (Php 60,681,182) for the 2019 Fiscal Year.

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Liquidity and Capital Resources

As of December 31, 2021, the Company had approximately $8,830,922 (Php 448,381,257) in total assets, including $613,999 (Php 31,175,171) in cash and cash equivalents. As of December 31, 2021, the Company had approximately $6,259,470 (Php 317,818,324) in total liabilities including $1,947,399 (Php 98,877,234) in accounts payable and accrued liabilities.

The Company has enough capital to last up to and through the offering, to sustain its current operations. The Company has no bank lines or other financing arranged. We believe that the proceeds from the offering, together with our cash and cash equivalent balances will be adequate to meet our liquidity and capital expenditure requirements for the next 36 months. We anticipate that we will need at least $20,000,000 to attain significant business growth. In the future, we may need to seek additional capital, potentially through private placements, bonds, or convertible notes to fund our plan of operations.

PLAN OF OPERATION FOR THE NEXT TWELVE MONTHS

Delex plans to develop more product ranges, secure more distribution rights, expand its global distribution channels, invest in manufacturers of healthcare products and providers of healthcare services through following:

(1) Develop More Products

Delex plans to further develop and secure patent rights to more healthcare and critical care products. The new products will also enable Delex to further expand its product offering and markets. Delex currently has 5 company owned brands for global markets and 3 of which holds IPOPH approved trademarks.

(2) Secure More Product Distribution Rights

Delex plans to secure distribution rights to more critical care and health care products. This will enable Delex to expand its product offerings and markets. This will include a range of products for critical care and for the treatment of major illnesses such as, diabetes, heart, and covid-related diseases. In addition to these products, healthcare solutions will also be developed for immunity and anti-aging, including stem cell and probiotics. These will enable Delex to expand its markets and sales.

(3) Secure More Distribution Channels

Delex plans to secure more distribution channels globally through its own sales team, appointing experienced distributors and forming strategic partnerships with healthcare providers. This will help accelerate the market expansion and sales of Delex products.

(4) Invest in Distributors with Global Distribution Channels

Delex plans to invest, acquire or form strategic partnerships with distributors of healthcare products with wide existing distribution channels in each region or country globally. This will help fast track and accelerate the market expansion and sales of Delex products.

(5) Invest in Manufacturer of Healthcare Products

Delex plans to invest, acquire or form strategic partnerships with manufacturers of critical care, healthcare and covid-related products. Delex will work with the manufacturer to develop and manufacture its own product range. This will enable Delex to reduce the cost of its products, offer competitive price to its customers and expand its markets and increase its sales and profits.

(6) Invest in Healthcare Services

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Delex plans to invest, acquire or form strategic partnerships with healthcare providers such as hospitals, clinics, diagnostic centers and Health Maintenance Organizations (HMO). This will enable Delex to supply its products for use directly to the patients and provide valuable research data and information to Delex on the performance of its products and to develop new in-demand products.

We believe we need to raise $20,000,000 to fully execute our business plan over the next 12 months to increase our current level of operations. The funds raised in this offering, even assuming we sell all the shares being offered herein, may be insufficient to carry out our intended expansion plans.

The expenses of this offering, including the preparation of this Form-1A, the filing of this offering statement, estimated at $1,000,000 are being paid for by the Company’s officers and directors.

We and our executive team, directors, and any affiliates, once we are reporting, do not have any intentions for us to be used as a vehicle for a private party to acquire us or to purchase us in an effort to take their own Company public in the sense that they would become SEC Reporting.

RELAXED ONGOING REPORTING REQUIREMENTS

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Taking advantage of extensions of time to comply with certain new or revised financial accounting standards.

Being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

Being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

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CONTRACTUAL OBLIGATIONS

The following table sets forth the contractual obligations of the Company as of December 31, 2021:

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

BOARD OF DIRECTORS AND SIGNIFICANT EMPLOYEES

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of December 31, 2021:

Name	Position	Age	Term of office
J. de Ruyter C. Oroceo	Chairman of the Board & CEO	54	May 2017 – Present
Ma. Lourdes Elvira P. Monasterio	Director, VP for Marketing	41	May 2017 – Present
Noel L. Omandam	Director, VP for Distribution	63	May 2017 – Present
Ana Lyn P. Matienzo	Director, Chief Financial Offier	48	May 2017 – Present

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Angelica Gracia G. Alvizo	Operations Officer	47	March 2022 - Present
Allery B. Flores	Corporate Secretary and HR Manager	38	May 2017 – Present
Anthony T. Moraleda	AVP for Sales	52	May 2017 – Present
Christine M. Soco	Business Development Manager	51	May 2017 – Present
Melandrino M. Diego	Information Technology Manager	42	May 2017 – Present
Maria Lirio H. Guzman	Associate Regulatory Affairs & Quality Manager	35	May 2017 – Present
Gil Peter A. Coching	SHIELD Manager	54	May 2017 – Present

Biography Of The Board Members

J. de Ruyter C. Oroceo (Oroceo)

Oroceo is the Chairman of the Board/CEO of DHG. He is responsible for the leadership of the board and is pivotal in the creation of the conditions necessary for overall board and individual director effectiveness. He ensures that Board members receive accurate, timely and clear information to enable them to monitor performance, make sound decisions and give appropriate advice to promote the success of the company.

Oroceo started his career as a Medical Representative since 1989, to becoming a Product Manager from 2004 up to 2008. He became a Marketing Manager of Hospira Philippines, and eventually became the General Manager of Globo Asiatico Enterprises, Inc. from 2009 up to 2010 until he reached the peak of the Executive ladder in the pharmaceutical industry.

Oroceo graduated with a Bachelor of Science in Medical Technology from Central Philippine University in 1985 and is a Registered Medical Technologist. He completed his master’s degree in Business Administration at Ateneo De Manila Graduate School Philippines in 2017. He is also currently a Fellow (FICD) of the Institute of Corporate Directors.

Oroceo is the Chairman of the Board of DHG, DELEX, DLX and JMN. His expertise in business development, diversification and success in growing the company for the past decade has led the Board of Directors to the conclusion that he should serve as the Chairman of the Board of DHG and the company’s Chief Executive Officer.

Ma. Lourdes Elvira P. Monasterio (Monasterio)

Monasterio is the Vice President for Marketing of DHG. She formulates strategies and long-term plans for sales and marketing which redounds to the company’s vision and mission.

Monasterio started her career as a Professional Health Representative in Abbott Laboratories Philippines in 2003 to 2006. She was one of the pioneers of Hospira Philippines in 2006, where she was promoted as District Sales Manager. In 2010, she started as the National Sales Manager with DELEX which eventually earned her the position of Sales and Marketing Manager in 2013.

Monasterio graduated Cum Laude at Sta. Isabel College with the degree of Bachelor of Science in Marketing and Management in 2002 and is currently completing her thesis for a Master’s Degree in Business Administration at San Beda University Graduate School, Philippines.

Monasterio is currently a Board Member of DHG, President of DLX and Vice-President of JMN. Her thorough knowledge in hospital business focus on critical care and her 18-year solid experience & good performance track record in sales and marketing has led the Board of Directors to the conclusion that she should serve as the Vice-President for Marketing.

Noel L. Omandam (Omandam)

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Omandam is the Vice President for Distribution of Delex. He oversees day-to-day operations to support the growth and add to the bottom line of the organization. He focuses on strategic planning and goal setting and directs the operations of the company in support of the company’s goals.

Omandam started his career as PPIC Analyst in Abbott Laboratories Philippines in 1980. His breakthrough in sales was in 1997 as the Hospital Sales Representative of Abbott Laboratories Philippines under Hospital Care Division. In 2001, he was promoted as District Sales Manager handling Mindanao until 2004. He was a Presidential Club awardee in 2002. As one of the pioneers in Hospira Philippines, he handled Visayas & Mindanao areas where he earned the High Flyer’s Club awardee in 2007. In 2008, he took charge of the Medical Devices business in Manila. In 2010, he joined Delex as the District Sales Manager and promoted to National Sales Manager.

Omandam graduated with a Bachelor of Science Degree in Chemical Engineering from Colegio De San Jose – Recoletos (now University of San Jose Recoletos) in 1980 and is currently taking up his master’s degree in Business Administration at San Beda University Graduate School, Philippines. He is also a graduate (GICD) of the Institute of Corporate Directors.

Omandam is currently a Board Member, Vice-President of Distribution and Corporate Secretary of Delex. He is also the President of JMN Brothers Pharma Limited Inc. and the Treasurer of DLX Holdings Corp.

Ana Lyn P. Matienzo (Matienzo)

Matienzo is the Chief Finance Officer of Delex. She is responsible for the financial management of the company. She analyzes financial data, direct investment activities, advises senior management on profit maximizing ideas and develop strategies and plans for the long-term financial goals of the organization.

Matienzo started her career as Assistant General Accounting Manager with Golden Donuts Inc. from 1998 to 2011. She oversees the preparation and analysis of the financial statements. She also spear-headed the general and administrative direction over the accounting department thus promoted as the Accounting Manager of Delex in 2011.

Matienzo graduated with a Bachelor of Science in Accountancy from University of the East in 1994 and has finished her master’s degree in Business Administration at San Beda University Graduate School, Philippines in 2019.

Matienzo is currently a Board Member of Delex. She is also the Corporate Secretary and Board Member of JMN Brothers Pharma Limited Inc. and the Treasurer of DLX Holdings Corp. Her extensive experience in finance has led the Board of Directors to the conclusion that she should serve as the Chief Finance Officer.

Allery B. Flores (Flores)

Flores is the Corporate Secretary and the HR Manager of Delex. She is responsible for the efficient administration of the company and ensures compliance with statutory and regulatory requirements and implementing decisions made by the Board of Directors.

Flores started her career as HR Generalist with Mandarin Security Services, Inc. from 2004 to 2012 where she was exposed to different facets of Human Resource for 8 years. In 2012, she worked as HR Supervisor with Globis Inc., a distributor of large format printers. In 2013, she was the HR Officer for Employee Relations at Moldex Realty. She is an active company representative of Philippine Management Association of the Philippines and a member of Tripartite Industrial Peace Council Quezon City Branch.

Flores graduated with a Bachelor of Science in Psychology from St. Joseph’s College in 2004 and is a registered Psychometrician. She is currently enrolled in master’s degree in Business Administration at San Beda University Graduate School, Philippines.

Significant Employees

Anthony T. Moraleda (Moraleda)

Moraleda is the Assistant Vice-President for Sales of Delex. He is responsible for achieving the company’s sales, profit and growth targets while effectively managing the financial collections of the organization.

He started his career at Abbott Laboratories Philippines for 21 years where he managed different departments from Sales, Trade Sales, Sales Force Effectiveness (SFE), and Supply Chain to Distribution. He has been assigned as a District Sales Manager, Regional Sales Manager, National Sales Manager and Sales and Supply Chain Director, including his exposure in

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handling international distributions in Guam, Saipan, and American Samoa. During his stint in the Sales Department, he bagged several Top Presidential Awards in 2001, 2003 and 2006. He also served as the National Sales Manager and Supply Chain & Trade Director at Advanced Nutritional Technologies (ANTECH) Inc. from 2013 to 2019. In mid-2019, he joined Delex as part of the sales team and made his way to become the Assistant Vice President for Sales.

Moraleda graduated from Adamson University with a degree of Bachelor of Science in Chemical Engineering in 1992.

Moraleda is currently the Assistant Vice-President for Sales of Delex. His achievements and vast exposure in sales in several companies and in different countries has led the Board of Directors to the conclusion that he should serve as the Assistant Vice-President for Sales.

Christine M. Soco (Soco)

Soco is the Business Development Manager of Delex. She is responsible for developing growth strategies and plans to expand the product portfolio of the company.

She was involved in the Sales Promotions, Business Development, and Trade Management in several human pharma companies, namely: Natrapharm Philippines, Sandoz Philippines Corporation, Pfizer Parke Davis, Alkem Laboratories Corporation, Camber Pharmaceuticals Inc., and with animal health at Zoetis Philippines Incorporated.

Soco graduated with a Bachelor of Science in Nursing from St. Jude College of Nursing in 1991

Soco is currently the Business Development Manager of Delex. Her in-depth knowledge of researching new product opportunities and her ability to forge partnerships with MNC’s and national companies led the Board of Directors to the conclusion that she should serve as the Business Development Manager.

Melandrino M. Diego (Diego)

Diego is the Information Technology Manager of Delex. He is responsible and accountable for the smooth running of computer systems within the limits of requirements, specifications, costs, and timelines. He supervises the implementation and maintenance of the company’s computing needs.

Diego started his career as an IT Officer with Terramedic Inc., a pharmaceutical company from 2004 to 2013. He then worked on free-lance for IT projects for almost a year and created various business solutions for pharmaceutical requirements. In 2015, he worked as Management Information System Officer in IPCA, an Indian manufacturing company.

Diego graduated with a Bachelor of Science in Computer Information Systems major in Network Engineering at Far Eastern University-East Asia College of Information Technology, Manila in 2002. He is currently taking up his master’s degree in Business Administration at San Beda University Graduate School, Philippines.

His extensive experience in applying processes, problem solving, technical, and accumulated diverse skill set across various key roles in office, warehouse, data definition, database analysis and data integration process has led the Board of Directors to a conclusion that he should serve as the Information Technology Manager.

Maria Lirio H. Guzman (Guzman)

Guzman is the Associate Regulatory Affairs & Quality Assurance Manager of Delex. She is accountable for the statutory and regulatory compliance requirements, and quality maintenance of the company’s products.

Guzman has been affiliated as a pharmacist in several companies, namely: Natural Quality Corporation, J&T Dental Trading, B-Phar Inc., Acteon Philippines Corporation and Personnel Builders and Consultancy Services Inc.

Guzman graduated with a Bachelor of Science in Pharmacy from the University of Santo Tomas, Philippines in 2007. Her extensive experience as a pharmacist in various companies led the Board of Directors to a conclusion that she should serve as the Associate Regulatory Affairs & Quality Assurance Manager of Delex.

Gil Peter A. Coching (Fr. Coching)

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Fr. Coching is the SHIELD (Spiritual Holistic Integrated Empowered Leaders of Delex) Manager of DHG. He is accountable for the planning, development, and delivery of comprehensive, multi-faith spiritual care services of the Company.

Fr. Coching graduated with a Bachelor of Science in Architecture at the University of Mindanao in 1988. He has completed Masters of Theology at School of Theology, SVD Tagaytay in 1997 and Master of Development Communication at University of the Philippines in 2004.

Fr. Coching is currently the SHIELD Director of Delex and Treasurer of JMN. Fr. Coching’s effectiveness in developing working relationships within the organization, supporting all employees with an understanding of their own spiritual and pastoral issues, as well as identifying resources to address the concerns has led the Board of Directors to appoint him as the SHIELD Manager.

Angelica  Gracia G. Alvizo (Alvizo)

Alvizo has over 16 years of experience in healthcare. She is the Operations Officer and offices at the Company’s U.S. corporate office located at 800 Third Avenue Suite A #1359, New York, NY 10022 (see page 25), and is the principal contact of the Company in the U.S.

She is responsible for managing the daily operations of the company and assist in its recruitment and expansion plans, manage, and forward all documents such as the registration, tax returns, SEC/FINRA/OTC letters and all other documents related to the company’s operations in the United States.

Angelica started her career at Brandon Woods of New Bedford (MA), a skilled nursing facility where she served as a registered nurse. She also served as a registered nurse at St. Luke’s Hospital (MA) at the Respiratory Step-Down and Oncology Unit from 2003 to 2006. She later works as a registered nurse at the University of Connecticut Health Center (CT). From 2006 to 2021, she is the registered nurse/charge at the Hospital for Special Care under the Close Observation Unit/Cardiac Medical Unit) while simultaneously being the registered nurse at the Dept. of Veterans Affairs (Rocky Hill, CT) from 2013 to 2014, and a pre-op nurse at St. Francis Hospital (CT) in the CJRI Connecticut Joint Replacement Institute also from 2013 to 2014. From 2018 to the present, she is a registered nurse of the specialty clinic at the Dept. of Veterans Affairs (Newington, CT). Angelica graduated with a Bachelor of Science in 1995 from Manila Doctors College, Manila, Philippines.

To date, Ms. Alvira has been responsible for managing the daily operations of the Company and assist in its recruitment and expansion plans, manage, and forwards all documents such as the registration, tax returns, and all other documents related to the company’s operations in the United States. Ms. Alvira is currently researching for strategic partners, distributors and manufacturers for the business expansion, marketing, and distribution channels for the Company’s subsidiaries in the United States and Canada. She has also provided several contact lists of potential distributors and manufacturers for the business expansion, marketing, and distribution of the Company in the United States and Canada.

According to Securities Act Rule 251(b) and in applying the guidance set forth in Question 182.03 of the Securities Act Rules Compliance and Disclosure Interpretations, Delex Healthcare Group, Inc. is eligible for a Reg A exemption, since its Operational Officer, as discussed above, primarily directs, controls and coordinates the issuer's activities from the Company’s corporate office in New York. The Company is and will further expand in the U.S.

Family Relationships

J. de Ruyter C. Oroceo Chairman of the Board & CEO and Gil Peter A. Coching (Fr. Coching) SHIELD (Spiritual Holistic Integrated Empowered Leaders of Delex) Manager are cousins.

Involvement in Certain Legal Proceedings.

None of the following events have occurred during the past five years and which are material to an evaluation of the ability or integrity of any director or executive officer: (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or (2) Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

COMPENSATION OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Designation	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
J. de Ruyter C. Oroceo	Chairman of the Board & CEO	$163,105	$110,000	$273,105
Ma. Lourdes Elvira P. Monasterio	Director, VP for Marketing	$125,176	$17,866	$143,042
Noel L. Omandam	Director, VP for Distribution	$72,687	$12,115	$84,802
Ana Lyn P. Matienzo	Director, Chief Financial Officer	$46,776	$7,261	$54,037
Allery B. Flores	Corporate Secretary and HR Manager	$32,941	$4,943	$37,884

Board Composition

Currently, there are five directors and officers of Delex Healthcare Group, Inc., They are compensated by the company in their capacity as directors or as officers. They are reimbursed for their expenses related to their participation on the board of directors plus minimal allowances.

33

All the Board Members and the Management Team may receive compensation in the form of common stock of the company based on the company's performance. This compensation strategy shall align executive compensation with the company's success.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of the date of this Offering Circular, the securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company’s voting securities or having the right to acquire those securities.

Title of Class	Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	J. de Ruyter C. Oroceo	474,000,000	N/A	79%
Common Stock	Servebank Financial Inc.	72,000,000	N/A	12%
Common Stock	Hatadi Shapiro Supaat	54,000,000	N/A	9%

(1)	The address for all the executive officers, directors, and beneficial owners is c/o Delex Healthcare Group, Inc., 800 Third Avenue Suite A #1359, New York, NY 10022.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

To the best of our knowledge, from January 1, 2019 to December 31, 2021, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

SECURITIES BEING OFFERED

Description Of Securities

Securities Being Offered

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

34

The following descriptions summarize important terms of our capital stock. This summary reflects Delex Healthcare Group Inc.’s Certificate of Incorporation and does not purport to be complete and is qualified in its entirety by the Certificate of Incorporation and the Bylaws, which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description Delex Healthcare Group Inc.’s capital stock, you should refer to our Certificate of Incorporation and our Bylaws and applicable provisions of the Delaware law.

General

Delex Healthcare Group, Inc. is offering Common Stock in this offering. As of the date of this Offering Circular, the company has 600,000,000 shares of Common Stock and 0 shares of Preferred Stock issued and outstanding.

The Company’s Restated Articles of Incorporation provides that our authorized capital consists of 2,000,000,000 shares of Common Stock, par value $0.0001 per share and 30,000,000 shares of Preferred Stock, par value $0.0001 per share.

Dividend Rights

The Company intends to issue dividends in the future. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. There can be no assurance that any dividends of any kind will ever be paid. Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters which such stockholders are entitled to vote. The holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities.

Delaware Anti-Takeover Statute

We are also subject to certain anti-takeover provisions under the General Corporation Law of the State of Delaware, or the DGCL. Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or (i) our board of directors approves the transaction prior to the stockholder acquiring the 15% ownership position, (ii) upon consummation of the transaction that resulted in the stockholder acquiring the 15% ownership position, the stockholder owns at least 85% of the outstanding voting stock (excluding shares owned by directors or officers and shares owned by certain employee stock plans) or (iii) the transaction is approved by the board of directors and by the stockholders at an annual or special meeting by a vote of 66 2/3% of the outstanding voting stock (excluding shares held or controlled by the interested stockholder). These provisions in our certificate of incorporation and by-laws and under Delaware law could discourage potential takeover attempts.

Dividend Policy

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

Shares Eligible For Future Sale

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that

35

such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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INDEX TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2021, DECEMBER 31, 2020 and DECEMBER 31, 2019

37

DELEX HEALTHCARE GROUP, INC.
STATEMENTS OF FINANCIAL POSITION
(UNAUDITED)
December 31
2021
ASSETS
Current Assets
Cash	$613,999
Trade and other receivables	$3,685,794
Inventories	$1,700,839
Prepayments and other current assets	$666,987
Total Current Assets	$6,667,619
Noncurrent Assets
Property and equipment	$1,272,583
Right-of-use assets	$542,387
Intangible assets	$22,633
Deferred tax assets	$290,537
Other non-current assets	$35,164
Total Noncurrent Assets	$2,163,304
$8,830,922

LIABILITIES AND EQUITY
Current Liabilities
Trade payables and other liabilities	$1,947,399
Borrowings	$2,331,699
Dividends payable	$1,038,720
Lease liabilities	$83,556
Income tax payable	$17,249
Total Current Liabilities	$5,418,623
Noncurrent Liabilities
Borrowings	$72,718
Retirement benefit obligation	$297,595
Lease liabilities	$470,533
Total Noncurrent Liabilities	$840,846
$6,259,470
Equity
Capital stock	$49,238
Remeasurement losses on retirement plan	$-35,480
Retained earnings
Appropriated	$984,756
Unappropriated	$1,572,938
Total Equity	$2,571,453
$8,830,922

DELEX HEALTHCARE GROUP, INC.
STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
December 31
2021
NET SALES	$7,262,185
COST OF SALES	$-2,491,787
GROSS PROFIT	$4,770,398
SELLING EXPENSES	$-1,985,158
ADMINISTRATIVE EXPENSES	$-1,391,176
OTHER INCOME - NET	$17,930
FINANCE COST	$-289,872
INCOME BEFORE INCOME TAX	$1,122,122
PROVISION FOR INCOME TAX	$-361,710
NET INCOME	$760,412
OTHER COMPREHENSIVE INCOME
Item that will not recycle to profit or loss in subsequent periods:
Remeasurement losses on retirement plan	$23,144
TOTAL COMPREHENSIVE INCOME	$783,556

DELEX HEALTHCARE GROUP, INC.
STATEMENTS OF CHANGES IN EQUITY
(UNAUDITED)

	Capita Stock	Remeasurement Losses on Retirement Plan	Retained earnings		Total
	(Note 15)	(Note 22)	(Note 15)
			Appropriated	Unappropriated

Balances at January 1, 2021	$49,237.80	$-58,623.67	$984,755.98	$812,526.17	$1,787,896.29
Total comprehensive income for the year		$23,143.99		$760,396.66	$783,540.65
Dividend declaration

Balances at December 31, 2021	$49,237.80	$-35,479.67	$984,755.98	$1,572,922.83	$2,571,436.94

DELEX HEALTHCARE GROUP, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)
December 31
2021
CASH FLOWS FROM OPERATING ACTIVITIES
Income before income tax	$1,122,122
Adjustments for:
Provision for (reversal of) credit losses	$-326,960
Provision for inventory obsolescence	$523,526
Writeoff of inventory	$-721,002
Depreciation and amortization	$389,082
Gain on sale of property and equipment	$-14,815
Unrealized foreign exchange loss (gain)	$-21
Interest income	$-319
Retirement expense	$50,880
Interest expense	$289,872
Operating income before changes in working capital	$1,312,365
Changes in operating assets and liabilities
Decrease (increase) in the amounts of:
Trade and other receivables	$308,905
Inventories	$806,102
Prepayments and other current assets	$-72,012
Other non-current assets	$7,124
Increase in:
Trade payables and other liabilities	$-586,204
Net cash provided by operations	$1,776,280
Income taxes paid	$-165,681
Interest received	$319
Net cash provided by operating activities	$1,610,919
CASH FLOWS FROM INVESTING ACTIVITY
Proceeds from sale of property and equipment	$16,836
Acquisitions of:
Property and equipment	$-249,988
Intangible assets	$-14,700
Net cash used in investing activities	$-247,853
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	$4,649,096
Payments of borrowings	$-5,140,991
Interest payment on borrowings	$-269,720
Payment of lease liability	$-206,357
Dividends paid	$-628,311
Net cash used in financing activities	$-1,596,284
EFFECT OF EXCHANGE RATE CHANGES ON CASH	$21
NET INCREASE IN CASH	$-233,197
CASH AT BEGINNING OF YEAR	$847,196
CASH AT THE END OF YEAR	$613,999

DELEX HEALTHCARE GROUP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(UNAUDITED)
	Dec-31
	2020	2019
ASSETS
Current Assets
Cash (Note 6)	$923,379.03	$651,257.82
Trade and other receivables (Note 7)	$2,948,299.75	$2,411,302.60
Inventories (Note 8)	$2,441,959.09	$1,728,210.59
Prepayments and other current assets (Note 9)	$1,209,646.87	$1,196,254.67
Total Current Assets	$7,523,284.74	$5,987,025.68
Non-current assets
Property and equipment (Note 10)	$1,284,711.13	$1,351,817.93
Right-of-use assets (Note 24)	$199,739.26	$282,286.14
Intangible assets (Note 11)	$14,496.38	$12,096.50
Deferred tax assets (Note 23)	$573,111.00	$312,021.82
Other non-current assets (Note 12)	$48,232.37	$50,218.76
Total Noncurrent Assets	$2,120,290.14	$2,008,441.16
	$9,643,574.88	$7,995,466.83

LIABILITIES AND EQUITY
Current liabilities
Trade payables and other liabilities (Note 13)	$2,643,307.46	$1,727,513.05
Borrowings (Note 14)	$2,927,811.93	$2,577,587.03
Dividends payable (Notes 15 and 21)	$1,924,726.43	$912,897.80
Lease liabilities (Note 24)	$44,428.62	$156,680.22
Income tax payable	$98,873.93	$47,876.18
Total Current Liabilities	$7,639,148.37	$5,422,554.27
Non-current liabilities
Borrowings (Note 14)	$133,584.60	$244,558.77
Retirement benefit obligation (note 22)	$299,296.76	$211,199.96
Lease liabilities (Note 24)	$162,781.91	$130,843.94
Total Non-current Liabilities	$595,663.27	$586,602.67
	$8,234,811.64	$6,009,156.94
Equity
Capital Stock (Note 15)	$1,301.11	$1,231.67
Remeasurement losses on retirement plan (Note 22)	$-37,179.12	$-24,917.39
Retained earnings (Note 15)
Appropriated	$1,040,886.00	$985,338.17
Unappropriated	$-16,938.13	$350,700.93
	$988,069.86	$1,312,353.38
Non-controlling interest	$420,693.38	$673,956.51
Total equity	$1,408,763.24	$1,986,309.89
	$9,643,574.88	$7,995,466.83
See accompanying Notes to Financial Statements.

DELEX HEALTHCARE GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
	Years ended December 31
	2020	2019
NET SALES (Note 16)	$8,677,700.31	$8,488,583.38
COST OF SALES (Note 17)	$-3,277,266.07	$-2,436,983.96
GROSS PROFIT	$5,400,434.24	$6,051,599.42
SELLING EXPENSES (Note 18)	$-1,931,577.07	$-2,614,175.98
ADMINISTRATIVE EXPENSES (Note 19)	$-2,183,709.20	$-1,476,820.25
OTHER INCOME - NET (Note 20)	$29,975.96	$32,123.98
FINANCE COST (Notes 14 and 24)	$-301,236.32	$-258,755.34
INCOME BEFORE INCOME TAX	$1,013,887.61	$1,733,971.82
PROVISION FOR INCOME TAX (Note 23)	$-340,309.56	$-528,018.05
NET INCOME	$673,578.05	$1,205,953.77
OTHER COMPREHENSIVE INCOME
Item that will not recycle to profit or loss in subsequent periods:
Remeasurement losses on retirement plan (Note 22)	$-18,095.03	$-10,124.07
TOTAL COMPREHENSIVE INCOME	$655,483.01	$1,195,829.69

Net income attributable to:
Equity holders of DLX Holdings, Inc.	$416,173.95	$730,520.87
Non-controlling interests	$257,404.09	$475,432.90
	$673,578.05	$1,205,953.77

Total comprehensive income attributable to:
Equity holders of DLX Holdings, Inc.	$405,316.93	$724,446.42
Non-controlling interests	$250,166.08	$471,383.28
	$655,483.01	$1,195,829.69
See accompanying Notes to Financial Statements.

DELEX HEALTHCARE GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(UNAUDITED)

	Equity Attributable to Equity Holders of the Parent Company
	Capital Stock (Note 15)	Remeasurement Losses on Retirement Plan (Note 22)	Retained earnings (Note 15)		Non-controlling Interests (Note 15)	Total
			Appropriated	Unappropriated
Balance at January 1, 2020	$1,301.11	$-26,322.09	$1,040,886.00	$370,471.48	$711,950.39	$2,098,286.89
Total comprehensive income for the year		$-10,857.02		$416,173.95	$250,166.08	$655,483.01
Dividend declaration (Note 15)				$-803,583.56	$-541,423.10	$-1,345,006.66
Balance at December 31, 2020	$1,301.11	$-37,179.12	$1,040,886.00	$-16,938.13	$420,693.38	$1,408,763.24

Balance at January 1, 2019	$1,231.67	$-18,842.94	$985,338.17	$253,782.75	$202,573.23	$1,424,082.89
Total comprehensive income for the year		$-6,074.45		$730,520.87	$471,383.28	$1,195,829.69
Dividend declaration (Note 15)				$-633,602.69		$-633,602.69
Balance at December 31, 2019	$1,231.67	$-24,917.39	$985,338.17	$350,700.93	$673,956.51	$1,986,309.89

See accompanying Notes to Financial Statements.

DELEX HEALTHCARE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Years Ended December 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Income before income tax	$1,013,887.61	$1,733,971.82
Adjustments for:
Provision for (reversal of) credit losses (Note 7)	$561,703.68	$-109,322.03
Provision for inventory obsolescence (Note 8)	$187,644.56	$144,980.63
Depreciation and amortization (Note 10, 11 and 24)	$417,490.47	$443,286.10
Gain on sale of property and equipment (Note 10)	$-16,756.41	$-39,550.63
Unrealized foreign exchange loss (gain)	$-10,041.07	$2,519.41
Interest income (Note 6 and 20)	$-1,119.97	$-940.33
Retirement expense (Note 22)	$50,340.52	$39,930.42
Interest expense (Note 14 and 24)	$301,236.32	$258,755.34
Operating loss before working capital changes	$2,504,385.69	$2,473,630.73
Changes in operating assets and liabilities
Decrease (increase) in the amounts of:
Trade and other receivables	$-962,765.16	$412,921.21
Inventories	$-803,966.25	$-513,082.04
Prepayments and other current assets	$54,045.92	$-147,063.28
Other non-current assets	$4,817.43	$10,542.94
Increase in:
Trade payables and other liabilities	$817,187.73	$88,249.09
Net cash provided by operations	$1,613,705.41	$2,325,198.66
Income taxes paid	$-527,754.95	$-652,469.53
Interest received	$1,119.97	$940.33
Net cash provided by operating activities	$1,087,070.43	$1,673,669.46
CASH FLOWS FROM INVESTING ACTIVITY
Proceeds from sale of property and equipment	$16,756.41	$39,550.63
Acquisitions of:
Property and equipment (Note 10)	$-88,925.95	$-134,636.49
Intangible assets (Note 11)	$-7,965.30	$-1,275.66
Net cash used in investing activities	$-80,134.84	$-96,361.52
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings (Note 14)	$4,599,675.24	$5,423,036.81
Payments of borrowings (Note 14)	$-4,519,521.23	$-5,253,323.29
Interest payment on borrowings (Note 14)	$-285,161.82	$-216,383.53
Payment of lease liability (Note 24)	$-191,919.81	$-190,099.68
Dividends paid (Note 21)	$-384,642.08	$-1,032,509.64
Net cash used in financing activities	$-781,569.70	$-1,269,279.32
EFFECT OF EXCHANGE RATE CHANGES ON CASH	$10,041.07	$6.64
NET INCREASE IN CASH	$235,406.94	$308,035.26
CASH AT BEGINNING OF YEAR	$687,972.08	$343,222.57
CASH AT THE END OF YEAR (Note 6)	$923,379.03	$651,257.82
See accompanying Notes to Financial Statements.

F-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Our Business

Delex Healthcare Group, Inc., a Delaware corporation was incorporated under the laws of the State of Delaware on May 30, 2017.

Delex Healthcare Group, Inc. is engaged in the development and distribution of pharmaceutical and healthcare products in the Philippines through its subsidiaries DLX Holdings, Corp., Delex Pharma International, Inc., and JMN Brother’s Pharma Limited, Inc.

These consolidated financial statements reflected for Delex Healthcare Group Inc. (DELEX) are those of its subsidiaries DLX Holdings Inc, Delex Pharma International Inc. and JMN Brothers Pharma Limited Inc.

Current operational subsidiaries

DLX Holdings Corp.

DLX Holdings Corp., the subsidiary of our company, was registered in December 2012, and is the parent company of Delex Pharma International Inc. DLX Holdings Corp. is engaged in the development, distribution and trading of medical supplies, equipment, pharmaceutical products, and food supplements. DLX Holdings Corp. is a Philippine based pharmaceutical company ranking 3rd in the hospital channel with a growth rate of 12.2% and ranked 49th in the Philippine pharmaceutical industry based on the IQVIA Mat Ref Dec 2020 Report.

Delex Pharma International Inc.

Delex Pharma International, Inc. was incorporated in the Philippines on July 13, 2009, and is 60% owned subsidiary of DLX Holdings Corp.

Delex Pharma International, Inc. has forged partnership agreements with multinational companies with Good Manufacturing Practices (GMP) Certificates (List and copy of agreements included in Index). The company currently promotes sixteen (16) trusted brands nationwide covering critical care, anti-infectives and anesthesia. In addition, the company has medical device products/machines that are being offered in the market such as cardiovascular ultrasound & after sales service (Philips machines), needless connectors & IV Lines (CAIR LGL) and ambulatory/PCA infusion pumps (Smiths Medical). Delex Pharma International, Inc. power brands, namely Dobulex (Dobutamine), Ifimol (Paracetamol), Nicardilex (Nicardipine Hydrochloride), and Norepin (Norepinephrine) are in the Top 200 Hospital Ethical Products.

Delex Pharma International, Inc. currently has 149 employees, with more than 100 sales and marketing teams successfully establishing about 5,000 distribution channels.

Delex Pharma International, Inc.’s Website is https://delexpharma.com/.

JMN Brothers Pharma Limited Inc.

JMN Brothers Pharma Limited Inc. JMN Brothers Pharma Limited Inc. was incorporated in the Philippines on June 27, 2016 and is 60% owned subsidiary of Delex Pharma International, Inc. JMN Brothers Pharma Limited Inc is a Philippine-based pharmaceutical company, operating as a sister company of Delex Pharma International Inc., appointing Delex Pharma International Inc. as the exclusive distributor of all their products since 2018.

F-9

DLX HOLDINGS, INC AND SUBSIDIARIES

1.	Corporate Information

DLX Holdings, Inc. (the "Parent Company") was incorporated and registered with the Securities and Exchange Commission (SEC) on December 13, 2012. The Parent Company was established primarily to invest in, purchase, or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, or otherwise dispose of real and personal property of every kind and description, including shares of stocks, bonds, debentures, notes, evidence of indebtedness, and other securities and obligations of any corporation or partnership or association, domestic or foreign, for whatever lawful purpose or purposes the same may have been organized and to pay therefore in money or by exchanging therefore stocks, bonds, debentures, contracts or obligation to receive, collect and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof all rights, powers and privileges of ownership as well as to do every act and thing covered generally by the denomination "Holdings Corporation" provided it shall not act as broker or dealer in securities.

On February 20, 2019, Republic Act No. 11232, otherwise known as the "Revised Corporation Code of the Philippines" or "RCC", was signed into law. The RCC took effect on February 23, 2019. The corporate term of a corporation with certificate of incorporation issued prior to the effectivity of the RCC and which continue to exist, shall be deemed perpetual upon the effectivity of the RCC, without any action on the part of the corporation. As of February 23, 2019, the Parent Company is deemed to have selected a perpetual term.

The Parent Company is 100% owned by various Filipino individuals.

The Parent Company has its registered office at Mezzanine floor LJP Suites 189, Mindanao Ave. Brgy. Bahay Toro, Quezon City. Its principal place of business is located at Block 4 Lot 4 Carnation comer Magnolia Street, Barangay Sauyo, Quezon City.

The Parent Company holds a controlling interest in Delex Pharma International, Inc. (Delex) and JMN Brothers Pharma Limited, Inc. (JMN). The Parent Company and its subsidiaries are collectively referred to as the "Group". These consolidated financial statements include the financial statements of the Parent company and its subsidiaries below as at December 31, 2020 and 2019:

		Percentage of Ownership
Name of Subsidiaries	Place of Incorporation	2020	2019
Delex Pharma International, Inc.(Delex)	Philippines	60.00	60.00
JMN Brothers Pharma Limited, Inc. (JMN)	Philippines	46.00	46.00

Delex was registered with the SEC on July 13, 2009 to engage in trading goods such as medical supplies, equipment, pharmaceutical products, and food supplements on wholesale or retail basis.

JMN was registered with the SEC on June 27, 2016 to engage in trading goods such as medical supplies, equipment, pharmaceutical products, and food supplements on wholesale or retail basis.

The subsidiaries have their registered office, which are also their principal place of business, at Blk. 4 Lot 4 Carnation cor. Magnolia St., Brgy. Sauyo, Quezon City.

As of December 31, 2021, Delex Pharma International, Inc. owns 100% of JMN Brothers Pharma Limited, Inc. and MD Pharma has been fully acquired by The Parent Company (DLX Holdings, Inc.).

F-10

2.	Summary of Significant Accounting Policies

Basis of Preparation

The consolidated financial statements have been prepared on a historical cost basis except for financial assets at fair value through profit or loss (FVTPL). The consolidated financial statements are presented in Philippine Peso (P) which is also the Group's functional currency and all values are rounded to the nearest peso unless otherwise stated.

The Group presents assets and liabilities in the statement of financial position based on current/non- current classification. An asset is current when it is:

•	expected to be realized or intended to be sold or consumed in the normal operating cycle;
•	held primarily for the purpose of trading;
•	expected to be realized within twelve months after the reporting period; or
•	cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

All other assets are classified as non-current.

A liability is current when:

•	it is expected to be settled in the normal operating cycle;
•	it is held primarily for the purpose of trading;
•	it is due to be settled within twelve months after the reporting period; or
•	there is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

Deferred tax assets are classified as non-current assets.

Statement of Compliance

The accompanying consolidated financial statements are prepared in compliance with the Philippine Financial Reporting Standards (PFRSs).

Basis of Consolidation

The financial statements of the subsidiaries are prepared based on the same reporting period as the Parent Company using consistent accounting policies. All significant intra-group balances, transactions, income, expenses and profits and losses resulting from intra-group transactions are eliminated in full in the consolidation.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. Control is achieved when the Parent Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Parent Company controls an investee if and only if the Parent Company has:

•	power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);
•	exposure or rights to variable returns from its involvement with the investee; and
•	the ability to use its power over the investee to affect its returns.
F-11

When the Parent Company has less than a majority of the voting or similar rights of an investee, the Parent Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	the contractual arrangement with the other voting shareholders of the investee;
•	rights arising from other contractual arrangements; and
•	the Parent Company's voting rights and potential voting rights.

Assets, liabilities, income, expenses and other comprehensive income (OCI) of a subsidiary are included in the consolidated financial statements from the date the Parent Company gains control until the date the Parent Company ceases to control the subsidiary.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

If the Parent Company loses control over a subsidiary, it:

•	derecognizes the assets (including goodwill) and liabilities of the subsidiary;
•	derecognizes the carrying amount of any non-controlling interest;
•	derecognizes the cumulative translation differences recorded in equity;
•	recognizes the fair value of the consideration received;
•	recognizes the fair value of any investment retained;
•	recognizes any surplus or deficit in profit or loss; and
•	reclassifies the Parent Company's share of components previously recognized in OCI to profit or loss or retained earnings, as appropriate, as would be required if the Parent Company had directly disposed of the related assets and liabilities.

Non-Controlling Interest

Non-controlling interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Parent Company and are presented in the consolidated statement of income, consolidated statement of comprehensive income, and within equity in the consolidated statement of financial position, separately from equity attributable to the Parent Company.

Profit or loss and each component of OCI are attributed to the equity holders of the Parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group's accounting policies.

Changes in accounting policies and disclosures

The accounting policies adopted are consistent with those of the previous financial year except for the following amendments to PFRS and Philippine Accounting Standards (PAS) which became effective as of January 1, 2020. Except otherwise indicated, these changes in the accounting policies did not have any significant impact on the financial position or performance of the Group.

•	Amendments to PFRS 3, Business Combinations, Definition of a Business

The amendments to PFRS 3 clarifies that to be considered a business, an integrated set of activities and assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. Furthermore, it clarifies that a business can exist without including all of the inputs and processes needed to create outputs. These amendments may impact future periods should the Group enter into any business combinations.

F-12

•	Amendments to PFRS 7, Financial Instruments: Disclosures and PFRS 9, Financial Instruments, Interest Rate Benchmark Reform

The amendments to PFRS 9 provide a number of reliefs, which apply to all hedging relationships that are directly affected by the interest rate benchmark reform. A hedging relationship is affected if the reform gives rise to uncertainties about the timing and or amount of benchmark- based cash flows of the hedged item or the hedging instrument.

•	Amendments to PAS 1, Presentation of Financial Statements, and PAS 8, Accounting Policies, Changes in Accounting Estimates and Errors, Definition of Material

The amendments provide a new definition of material that states "information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity."

The amendments clarify that materiality will depend on the nature or magnitude of information, either individually or in combination with other information, in the context of the financial statements. A misstatement of information is material if it could reasonably be expected to influence decisions made by the primary users.

•	Conceptual Framework for Financial Reporting issued on March 29, 2018

The Conceptual Framework is not a standard, and none of the concepts contained therein override the concepts or requirements in any standard. The purpose of the Conceptual Framework is to assist the standard-setters in developing standards, to help preparers develop consistent accounting policies where there is no applicable standard in place and to assist all parties to understand and interpret the standards.

The revised Conceptual Framework includes new concepts, provides updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts.

•	Amendments to PFRS 16, COVID-19-related Rent Concessions

The amendments provide relief to lessees from applying the PFRS 16 requirement on lease modifications to rent concessions arising as a direct consequence of the COVID-19 pandemic.

A lessee may elect not to assess whether a rent concession from a lessor is a lease modification if it meets all of the following criteria:

■	The rent concession is a direct consequence of COVID-19;
■	The change in lease payments results in a revised lease consideration that is substantially the same as, or less than, the lease consideration immediately preceding the change;
■	Any reduction in lease payments affects only payments originally due on or before June 30, 2021; and
■	There is no substantive change to other terms and conditions of the lease.

A lessee that applies this practical expedient will account for any change in lease payments resulting from the COVID-19 related rent concession in the same way it would account for a change that is not a lease modification, i.e., as a variable lease payment.

The amendments are effective for annual reporting periods beginning on or after June 1, 2020. Early adoption is permitted.

F-13

Classification and Measurement of Financial Assets

Classification

The Group classifies its financial assets in the following measurement categories: (a) those to be measured subsequently at fair value (either through OCI or through profit or loss), and (b) those to be measured at amortized cost.

The classification depends on the Group's business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or other comprehensive income. For investments in debt instruments, this will depend on the business model in which the investment is held. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income.

The Group reclassifies financial assets when and only when its business model for managing those assets changes.

The Group's financial assets at fair value through profit or loss consists of investment in unit investment trust fund (UITF) included under 'Prepayments and other current assets'.

As of December 31, 2020 and 2019, the Group has no financial assets at fair value through OCI.

The Group's financial assets at amortized cost consist of 'Cash', 'Trade and other receivables' and security deposits included under 'Other non-current assets'.

Recognition and measurement

The Group recognizes a financial asset in the statement of financial position when the Group becomes a party to the contractual provisions of the instrument. Regular-way purchases and sales of financial assets are recognized on trade date - the date on which the Group commits to purchase or sell the asset.

At initial recognition, the Group measures a financial asset at its fair value plus transaction costs that are directly attributable to the acquisition of the financial asset. Subsequently, assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method.

Impairment

The Group assesses on a forward-looking basis the expected credit losses (ECL) associated with its financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

The ECL of the Group are measured on either of the following bases:

•	12-month expected credit losses (ECLs): these are ECLs that result from default events that are possible within the 12 months after the reporting date (or for a shorter period if the expected life of the instrument is less than 12 months); or
•	Lifetime ECLs: these are ECLs that result from all possible default events over the expected life of a financial instrument or contract asset
F-14

Simplified approach

The Group applies the simplified approach to provide for ECLs for all trade receivables. The simplified approach requires the loss allowance to be measured at an amount equal to lifetime ECLs.

General approach

The Group applies the general approach to provide for ECLs on non-trade receivables. Under the general approach, the loss allowance is measured at an amount equal to 12-month ECLs at initial recognition.

At each reporting date, the Group assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When credit risk has increased significantly since initial recognition, loss allowance is measured at an amount equal to lifetime ECLs.

The Group also applies the low credit risk operational simplification. The Group continue to recognize 12-month ECLs for cash in banks and non-trade receivables which remain to have low credit risk. When credit risk increases to moderate or high, the Group assesses whether the credit downgrade already translate to a significant increase in credit risk and considers recognizing lifetime ECL.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group's historical experience and informed credit assessment and includes forward-looking information.

Definition of 'default'

The Group classifies a financial instrument as in default when it is credit impaired or becomes past due on its contractual payments for more than ninety (90) days. As part of a qualitative assessment of whether a customer is in default, the Group considers a variety of instances that may indicate unlikeliness to pay. When such events occur, the Group carefully considers whether the event should result in treating the customer as defaulted. An instrument is considered to be no longer in default (i.e. restored) if there is sufficient evidence to support that full collection is probable and payments are received for at least six months.

Significant increase in credit risk

The assessment of whether there has been a significant increase in credit risk (SICR) is based on an increase in the probability of a default occurring since initial recognition. The SICR criteria vary by portfolio and include quantitative changes in probabilities of default and qualitative factors. The credit risk of a particular exposure is deemed to have increased significantly since initial recognition if, based on the Group's internal credit assessment, the borrower or counterparty is determined to require close monitoring or with well-defined credit weaknesses. For exposures without internal credit grades, if contractual payments are more than a specified day past due threshold, the credit risk is deemed to have increased significantly since initial recognition. Days past due are determined by counting the number of days since the earliest elapsed due date in respect of which full payment has not been received. Due dates are determined without considering any grace period that might be available to the borrower. In subsequent reporting periods, if the credit risk of the financial instrument improves such that there is no longer a SICR since initial recognition, the Group shall revert to recognizing a 12-month ECL.

F-15

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group's historical experience and informed credit assessment and includes forward-looking information

Measurement of ECLs

The measurement of expected credit losses is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information as described above. As for the exposure at default, for financial assets, this is represented by the assets' gross carrying amount at the reporting date.

Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is 'credit-impaired' when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	significant financial difficulty of the counterparty;
•	a breach of contract such as actual default; or
•	it is probable that the borrower will enter bankruptcy or other financial reorganization.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect ofrecovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group's procedures for recovery of amounts due.

Derecognition

A financial asset (or, where applicable a part of a financial asset or part of a group of financial assets) is derecognized where:

•	the rights to receive cash flows from the asset have expired; or
•	the Group retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a 'pass-through' arrangement; or
•	the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained the risk and rewards of the asset but has transferred the control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group's continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

F-16

Classification and Measurement of Financial liabilities

Classification

The Group classifies its financial liabilities in the following categories: (i) financial liabilities at fair value through profit or loss (including financial liabilities held for trading and those that are designated at fair value) and (ii) other financial liabilities at amortized cost. The classification depends on the purpose for which the financial liabilities were incurred. Management determines the classification of its financial liabilities at initial recognition.

As of December 31, 2020 and 2019, the Group has no financial liabilities measured at fair value through profit or loss.

Financial liabilities at amortized cost are contractual obligations which are either to deliver cash or another financial asset to another entity or to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the Group. They are included in current liabilities, except for maturities greater than 12 months after the reporting period which are classified as non-current liabilities.

This category includes 'Trade payables and other liabilities', 'Borrowings', 'Dividends payable', and 'Lease liabilities'.

Recognition and measurement

The Group's financial liabilities at amortized cost are initially recognized at fair value plus transaction costs. Subsequently, these are measured at amortized cost using the effective interest method.

Interest expense on financial liabilities is recognized in profit or loss within finance cost, at gross amount.

Derecognition

Financial liabilities are derecognized when extinguished, that is, when the obligation specified in a contract is discharged, is cancelled, expires, there is a substantial modification of the terms of an existing financial liability or a part of it (whether or not attributable to the financial difficulty of the debtor) resulting to extinguishment of the original financial liability and the recognition of a new financial liability.

The difference between the carrying amount of a financial liability (or part of a financial liability) extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

Offsetting of financial instruments

Financial assets and liabilities are offset, and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the Group or the counterparty.

The Group has no existing offsetting agreements as of December 31, 2020 and 2019.

F-17

Determination of fair value

The Group measures financial instruments at fair value at each statement of financial position date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	in the principal market for the asset or liability, or
•	in the absence of a principal market, in the most advantageous market for the asset or liability The principal or the most advantageous market must be accessible to the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities
•	Level 2 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable
•	Level 3 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the statement of financial position on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

Cash

Cash consists of cash on hand and deposits held at call with banks. These are carried in the statement of financial position at face amount or nominal account. Cash in bank earns interest at the respective bank deposit rates.

Inventories

Inventories are stated at the lower of cost and net realizable value (NRV). The cost of inventories is determined using first-in first-out method. Inventories in transit are valued at invoice cost including related importation costs. The cost of inventories does not include borrowing costs. NRV is the estimated selling price in the ordinary course of business, less applicable variable selling and distribution expenses. An allowance for inventory losses and obsolescence is provided, when necessary, based on management's review of inventory turnover and demand on the Group's inventories.

F-18

Provision for inventory losses is established for slow moving, obsolete, defective and damaged inventories based on physical inspection and management evaluation. Inventories and its related provision for impairment are written off when the Group has determined that the related inventory is already obsolete and damaged. Write offs represent the release of previously recorded provision from the allowance account and credited to the related inventory account following the disposal of the inventories. Destruction of the obsolete and damaged inventories is made in the presence of regulatory agencies.

Reversals of previously recorded impairment provisions are credited against the provision account in profit or loss based on the result of management's update assessment, considering available facts and circumstances, including but not limited to net realizable value at the time of disposal.

Inventories are derecognized when sold, written-off or otherwise disposed of.

Prepayments and other non-financial assets

Prepayments are expenses paid in cash and recorded as assets before they are used or consumed, as the service or benefit will be received in the future. Prepayments expire and are recognized as expense either with the passage of time or through use or consumption.

Advances to suppliers represent advance payments to suppliers relating to importation of goods purchased that require certain percentage of down payments and advance payments to a service provider for services to be received in the future. These are recognized at fair value, which approximate the suppliers' invoice amounts, and subsequently capitalized as inventories or property and equipment when the related goods or equipment have been delivered.

Other assets in the form of excess income tax credits and input VAT are utilized when there is a legally enforceable right to offset the recognized amounts against income tax and output VAT obligations and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Prepayments and other assets are included in current assets, except when the related goods or services are expected to be received or rendered more than 12 months after the reporting period which are classified as non-current assets.

Property and equipment

Property and equipment are stated at historical cost less related accumulated depreciation and amortization, and any impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset's carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit or loss during the period in which they are incurred.

Construction in progress, which represents properties under construction, is stated at cost and depreciated only when the related assets are completed and put into operational use. Upon completion, these properties are reclassified to their relevant property and equipment account.

Leasehold improvements are depreciated over the estimated life of the related assets or term of the lease, whichever is shorter.

F-19

 Land is stated at cost less any impairment in value. Depreciation on assets is computed using the straight-line method to allocate the cost of each asset less its residual value over its estimated useful life, determined based on the Group's historical information and experience on the use of such assets, as follows:

In years
Building	25
Leasehold improvements	3-5
Office furniture and equipment	3-5
Transportation equipment	3-5

Major renovations are depreciated over the estimated useful life of the renovations or the remaining useful life of the related asset, whichever is sooner. The asset's residual values and useful lives are reviewed, and adjusted as appropriate, at each reporting date.

An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal at which time the cost and their accumulated depreciation are removed from the accounts.

Gains or losses on disposals are determined by comparing the proceeds with the carrying amount of the assets and are included in profit or loss under other income and expense account.

Intangible assets

Intangible assets pertain to separately acquired software which are recognized at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization, and any accumulated impairment losses.

Intangible assets with finite lives are amortized over the remaining useful economic life at the date of acquisition. These are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and method for an intangible asset with a finite useful life is reviewed at the end each reporting period.

The estimated useful life at the date of acquisition of the intangible assets is 5 years.

Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. The amortization of intangible assets with finite lives is recognized in profit or loss in the expense category consistent with the function of the intangible asset.

Intangible assets are derecognized upon disposal or when no future economic benefits are expected from its use or disposal at which time the cost and their accumulated amortization are removed from the accounts.

Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that its non-financial assets may be impaired. When an indicator of impairment exists or when an annual impairment testing for an asset is required, the Group makes an estimate of the asset's recoverable amount. An asset's recoverable amount is the higher of an assets or cash generating unit's (CGU's) fair value less costs

F-20

to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or group of assets, in which case the recoverable amount is assessed as part of the CGU to which it belongs. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessment of the time value of money and the risks specific to the asset. In determining fair value less cost to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples and other available fair value indicators. An impairment loss is charged to operations in the year in which it arises.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment loss may no longer exist or may have decreased. If such indication exists, the Group estimates the asset's or CGU's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceeds the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been previously recognized. Such reversal is recognized in the profit or loss in the statement of comprehensive income.

After such reversal, the depreciation or amortization is adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining life.

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed and derecognized from the statement of financial position.

Equity

Capital stock is measured at par value for all shares issued. When the Group issues shares in excess of par, the excess is recognized as additional paid-in capital. Incremental costs incurred directly attributable to the issuance of new shares are treated as deduction from proceeds, net of tax.

Retained earnings represent the accumulated profits arising from the operations of the Group, less any dividends declared.

F-21

Appropriated retained earnings pertain to the portion of the accumulated profit from operations which are restricted or reserved for a specific purpose, which include capital expenditures for expansion projects, among others, approved by the Group's BOD.

Unappropriated retained earnings pertain to the unrestricted portion of the accumulated profits from operations of the Group which are available for dividend declaration.

Dividend distribution

Dividend distribution to the Group's shareholders is recognized as a liability in the financial statements in the period in which the dividends are approved by the Group's BOD.

Revenue recognition

The Group follows a five-step model to account for revenue arising from the contracts with customers. The five-step model is as follows:

a.	Identify the contract(s) with customer
b.	Identify the performance obligations in the contract
c.	Determine the transaction price
d.	Allocate the transaction price to the performance obligation
e.	Recognize revenue when (or as) the entity satisfies a performance obligation

Revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

The Group exercises judgment, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The Group is acting as principal in all revenue arrangements.

Revenues within the scope of PFRS 15

Sale of goods

The Group recognizes the sale of goods when control of the products has been transferred, being when the goods are delivered to the customers, the customer has full discretion over these, and there is no unfulfilled obligation that could affect the customer's acceptance of these, that is, revenue is recognized in the profit or loss at a point in time.

Payment terms are laid out in the sales order in which both the Group agents and the customer agrees the amount, discounts (if any) and other special offers or promo that can be availed off.

Distribution income

This represents the commission received by the Group equivalent to a certain percentage of the goods sold to wholesalers and retailers. Distribution income is recognized at the time the goods has been delivered to the customers.

Other income

Other income is recognized when earned at a period in time.

Revenue outside the scope of PFRS 15

Interest income

Interest income is recognized in the statement of comprehensive income as it accrues taking into account the effective yield of the assets.

F-22

Expenses

Expenses are recognized when a decrease in future economic benefits related to a decrease in an asset or an increase in a liability has arisen that can be measured reliably.

Employee benefits

Retirement expense

The net defined benefit liability or asset is the aggregate of the present value of the defined benefit obligation at the end of the reporting period reduced by the fair value of plan assets, adjusted for any effect of limiting a net defined benefit asset to the asset ceiling. The asset ceiling is the present value of any economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan.

The cost of providing benefits under the defined benefit plans is actuarially determined using the projected unit credit method.

Defined pension costs comprise the following:

•	Service cost;
•	Net interest on the net defined benefit liability or asset; and
•	Remeasurements on the net defined benefit liability or asset.

Service costs which include current service costs, past service costs and gains or losses on non- routine settlements are recognized as expense in profit or loss. Past service costs are recognized when plan amendment or curtailment occurs. These amounts are calculated periodically by an independent qualified actuary.

Net interest on the net defined benefit obligation is the change during the period in the net defined benefit liability or asset that arises from the passage of time which is determined by applying the discount rate based on government bonds to the net defined benefit liability or asset. Net interest on the net defined benefit liability or asset is recognized as expense or income in profit or loss.

Remeasurements comprising actuarial gains and losses, return on plan assets and any change in the effect of the asset ceiling (excluding net interest on defined benefit liability) are recognized immediately in Other Comprehensive Income (OCI) under 'Remeasurement gains (losses) on retirement plan' in the period in which they arise. Remeasurements are not reclassified to profit or loss in subsequent periods.

Short-term benefits

Provision is made for benefits accruing to employees in respect of wages and salaries, vacation leave and sick leave when it is probable that settlement will be required, and they are capable of being measured reliably. Provisions made in respect of employee benefits expected to be settled within 12 months, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement. Provisions made in respect of employee benefits which are not expected to be settled within 12 months are measured at the present value of the estimated future cash outflows to be made by the Group in respect of services provided by employees up to reporting period.

Bonus plans

The Group recognizes a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

F-23

Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits at the earlier of the following dates: (a) when the Group can no longer withdraw the offer of those benefits; and (b) when the entity recognizes costs for a restructuring. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to their present value.

Income Taxes

Current tax

Current tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

The Group periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretations and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided, using the liability method, on all temporary differences and carryforward benefits of minimum corporate income tax (MCIT) and unused net operating loss carryover (NOLCO) at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences.

Deferred tax assets are recognized for all deductible temporary differences and carryforward benefits of unused tax credits from the excess of MCIT over regular corporate income tax (RCIT) and unused NOLCO, to the extent that it is probable that sufficient taxable income will be available against which the deductible temporary differences and carryforward benefits of unused tax credits from excess MCIT and unused NOLCO can be utilized. Deferred tax assets, however, are not recognized on temporary differences that arise from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting income nor taxable income or loss.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the deferred tax assets to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable income will allow the deferred tax assets to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the periods when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. Movements in deferred tax assets and liabilities arising from changes in tax rate are charged or credited to income for the year.

Deferred tax relating to items recognized directly in other comprehensive income are also recognized in other comprehensive income.

F-24

Leases (Group as lessee)

The Group applies a single recognition and measurement approach for all leases, except for short- term leases and leases of low-value assets.

(a)	Right-of-use (ROU) assets

The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received and estimate of costs to be incurred by the lessee in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease.

Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis based on lease terms ranging from 1 to 5 years. Depreciation of ROU asset is presented under 'Depreciation and amortization' in the statement of comprehensive income.

Right-of-use assets are subject to impairment. Refer to the accounting policies in section Impairment of non-financial assets.

(b)	Lease liabilities

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognized as expense (unless they are incurred to produce inventories) in the period on which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest, presented under 'Interest expense', and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

(c)	Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option, and low- value assets recognition exemption to its leases of spaces that are considered of low value (i.e., below P250,000). Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

F-25

Foreign currency transactions and translation

Transactions and balances

Foreign currency-denominated assets and liabilities of the Group are translated into Philippine pesos based on the Bankers Association of the Philippines (BAP) closing rate prevailing at end of the year. Foreign currency-denominated income and expenses are translated based on the BAP weighted average rate prevailing on transaction dates. Foreign exchange gains or losses arising from foreign currency transactions and revaluation of foreign currency-denominated assets and liabilities are credited to or charged against profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

Events after the Reporting Period

Post year-end events that provide additional information about the Group's position at the reporting date (adjusting events) are reflected in the financial statements. Post year-end events that are non- adjusting events are disclosed in the notes when material.

Standards Issued but not yet Effective

Standards issued but not yet effective up to the date of issuance of the Group's consolidated financial statements are listed below. This listing is of standards and interpretations issued, which the Group reasonably expects to be applicable at a future date. The Group intends to adopt these standards when they become effective. Except as otherwise indicated, the Group does not expect the adoption of these new and amended PAS, PFRS and Philippine Interpretations to have significant impact on the financial statements.

Effective beginning on or after January 1, 2021

•	Amendments to PFRS 9, PFRS 7, PFRS 4 and PFRS 16, Interest Rate Benchmark Reform - Phase 2

Effective beginning on or after January 1, 2022

•	Amendments to PFRS 3, Reference to the Conceptual Framework
•	Amendments to PAS 16 , Plant and Equipment: Proceeds before Intended Use
•	Amendments to PAS 37, Onerous Contracts - Costs of Fulfilling a Contract
•	Annual Improvements to PFRSs 2018-2020 Cycle
•	Amendments to PFRS 1, First-time Adoption of Philippines Financial Reporting Standards, Subsidiary as a first-time adopter
•	Amendments to PFRS 9, Financial Instruments, Fees in the 'JO per cent' test for derecognition of financial liabilities
•	Amendments to PAS 41, Agriculture, Taxation in fair value measurements

Effective beginning on or after January 1, 2023

•	Amendments to PAS 1, Classification of Liabilities as Current or Non-current
•	PFRS 1 7, Insurance Contracts

Deferred effectivity

•	Amendments to PFRS 10, Consolidated Financial Statements, and PAS 28, Sale or Contribution of Assets between an Investor and its Associate or Joint Venture
F-26

3.	Significant Accounting Judgments and Estimates

Estimates, assumptions and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates, assumptions and judgments that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Judgments

a)	Determining control over investment in subsidiaries

The Parent Company determines if power exists when it has existing substantive rights that gives it the current ability to direct the relevant activities on its investee.

Management has determined that it has control over JMN with 46.00% share interest and its ability to direct JMN's operating activities based on the composition of the Board of Directors and key management.

b)	Recognition of deferred tax assets

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

The recognized net deferred tax assets of the Group as of December 31, 2020 and 2019 are disclosed in Note 23.

c)	Determination of the lease term

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option.

Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

The Group considers the factors below as the most relevant in assessing the options:

•	If there are significant penalties to terminate (or not extend), the Group is typically reasonably certain to extend (or not terminate).
•	If any leasehold improvements are expected to have a significant remaining value, the Group is typically reasonably certain to extend (or not terminate).
•	Otherwise, the Group considers other factors including historical lease durations and the costs and business disruption required to replace the leased asset.

d)	Leases - Company as lessee

The Group leases transportation equipment under finance lease arrangement. The Group has determined based on an evaluation of terms and conditions of the lease arrangements (i.e. present value of minimum lease payments amounts to at least substantially all of the fair value of leased asset, lease term is for the major part of the economic useful life of the asset, and the lessor's losses associated with the cancellation are born by the lessee) that all significant risks and rewards of ownership of the properties it leases have substantially transferred to the Group.

F-27

As of December 31, 2020 and 2019, the carrying value of finance lease obligation are disclosed in Note 24.

Estimates

a.	Credit losses on trade and other receivables

ECLs are unbiased probability-weighted estimates of credit losses which are determined by evaluating a range of possible outcomes and taking into account past events, current conditions and assessment of future economic conditions.

The Group has used relevant historical information and loss experience to determine the probability of default of the instruments and incorporated forward-looking information, including significant changes in external market indicators, which involved significant estimates and judgements. In determining the ECL of trade receivables, the Group has used three years of historical losses data to determine the loss rate and applied an adjustment against the historical loss rate based on the change in consumer price index to reflect the current and forward-looking information.

As of December 31, 2020 and 2019, the carrying value of trade receivables amounted to $3.403 million and $2.629 million, net of allowance for credit losses amounting to $1.001 million and $0.470 million, respectively (Note 7).

b.	Provision for inventory obsolescence

Provision for inventory obsolescence is maintained at a level considered adequate to provide for potential losses on inventory items. The level of provision is based on past experience and other factors affecting the recoverability and obsolescence of inventory items. An evaluation of inventories, designed to identify potential charges to the provision, is performed on a continuous basis throughout the year. Management uses judgment based on the best available facts and circumstances, including but not limited to evaluation of individual inventory items' future recoverability and utilization. The amount and timing of recorded expenses for any period would therefore differ based on the judgments made.

A change in provision for inventory obsolescence would impact the Group's recorded expenses and current assets.

As of December 31, 2020 and 2019, inventories were measured at cost amounting to $2.856 million and $2.052 million, net allowance for inventory obsolescence amounting to $0.392 million and $0.214 million, respectively (Note 8).

c.	Determination of incremental borrowing rate

The Group cannot readily determine the interest rate implicit in the lease, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group 'would have to pay', which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease.

The Group estimates the IBR using recent third-party financing received by the individual lessee as a starting point, adjusted to reflect changes in financing conditions since third party financing was received. Where third party financing cannot be obtained, the Group uses the government bond yield, adjusted for the (1) credit spread specific to the Group and (2) security using the right-of-use assets.

F-28

The carrying amount of the right-of-use assets amounted to $0.200 million and $0.298 million and lease liabilities amounted to $0.196 million and $0.288 million as of December 31, 2020 and 2019, respectively (Note 24).

4.	Financial Risk Management Objectives and Policies

Financial risk factors

The Group's activities expose it to a variety of financial risks: market risk (including foreign currency risk, cash flow and fair value interest rate risk), credit risk and liquidity risk and these activities involve the analysis, evaluation and management of some degree of risk or combination of risks. The Group's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group's financial performance.

Overall risk management is carried out by the Group's management in close coordination with the Board of Directors. The Group does not engage in the trading of financial assets for speculative purposes.

Credit risk

Credit risk refers to the risk that the counterparty will cause a financial loss to the Group by failing to discharge an obligation. Significant changes in the economy, that may represent a concentration in the Group's business, could result in losses that are different from those provided for at reporting date. Management therefore carefully manages its exposure to credit risk. The Group has policies that limit the amount of credit exposure by dealing only with counterparties that are in good financial standing.

The carrying values of the Group's financial assets as reflected in the statements of financial position and related notes already represent the financial assets' maximum exposure to credit risk since it does not hold any collateral or other credit enhancements that will mitigate credit risk exposure.

Cash in bank

To minimize credit risk exposure from cash in banks, the Group maintains cash deposits in reputable banks. The Group assesses that cash in banks have low credit risk considering the bank's external credit ratings.

Trade receivables

To measure the expected credit losses, these receivables have been grouped based on shared credit risk characteristics and days past due. In calculating the expected credit loss rates, the Group considers historical loss rates for each category of customers and adjusts for forward-looking macroeconomic data. The Group has identified the gross domestic product, inflation rate and bank lending rate to be the most relevant factors, and accordingly adjust the historical loss rates based on expected changes in these factors.

The estimates, assumption, and inputs used to apply the expected credit loss on trade receivables is further disclosed in Note 3.

F-29

Set out below is the information about the credit risk exposure on the Group's trade receivables using a provision matrix:

	2020
	Current	Within 30 days	31-60 days	61-90 days	Over 91 days	Total
Estimated total gross carrying amount at default	$118,536	$417,293	$574,000	$232,933	$2,059,940	$3,402,702
Expected credit loss	$7,172	$36,177	$99,271	$74,146	$840,935	$1,057,700

	2019
	Current	Within 30 days	31-60 days	61-90 days	Over 91 days	Total
Estimated total gross carrying amount at default	$553,776	$803,931	$396,395	$323,517	$410,917	$2,488,536
Expected credit loss	$5,875	$11,678	$18,706	$22,352	$410,917	$469,527

Due from related parties

Due from related parties are collectible on demand and therefore, expected credit losses are based on the assumption that repayment of balances outstanding is demanded at the reporting date. Based on assessment of qualitative and quantitative factors that are indicative of the risk of default, including but not limited to, availability of accessible highly liquid asset and internal and external funding of related parties, the Group assessed that these are considered to have low credit risk and therefore, expected credit losses were assessed to be insignificant.

Other receivables

The Group's exposure to credit risk is influenced mainly by the individual characteristics of each counterparty. The credit quality is further classified and assessed by reference to historical information about each of the counterparty's historical default rates. Based on assessment of qualitative and quantitative factors that are indicative of the risk of default, the Group has assessed that the outstanding balances are exposed to low credit risk and therefore, expected credit losses on these balances have therefore been assessed to be insignificant.

Security deposits

The refundable deposits included under 'Other non-current assets' related to the lease various depots of the Group are refundable at the end of the lease term. Credit risk is further managed by transacting only with counterparties with good credit history.

Liquidity risk

Liquidity risk arises from the possibility that the Group may encounter difficulties in raising funds to meet or settle its obligation at a reasonable price.

The Group monitors its risk to a shortage of funds through monitoring of financial assets and projected cash flows from operations. The Group's objectives to manage its liquidity profile are: a) to ensure that adequate funding is available at all times; b) to meet commitments as they arise without incurring unnecessary costs; and c) to be able to access funding when needed at the least possible cost.

The Group also maintains a financial strategy that the scheduled principal and interest payments are well within the Group's ability to generate cash from its business operations.

F-30

The table below shows the maturity profile of the Group's financial assets and liabilities based on contractual undiscounted collections and payments.

	2020
		Up to 6	Over 6 to 12	Beyond 1
	On demand	months	months	year	Total
Financial assets:
Cash in banks	$695,716				$695,716
Trade receivables*	3,402,702				3,402,702
Advances to employees	118,507				118,507
Other receivables	484,791				484,791
Investment in UITF
(included in 'Prepayments and Other Current Assets')
Security deposits (included in	2,082				2,082
'Other non-current assets')				29,111	29,111
	$4,703,798			$29,111	$4,732,909

Financial liabilities:
Trade payables and other liabilities**	$2,546,460				$2,546,460
Borrowings***		2,249,733	520,286	332,478	3,102,497
Lease liabilities***		88,895	116,290	233,811	438,996
Dividends payable	1,924,726				1,924,726
	$4,471,186	$2,338,628	$636,576	$566,289	$8,012,679

           ______________________

*Shown gross of allowance /Or impairment and credit losses.

** Excludes statutory obligations

*** Includes interest

	2019
		Up to 6	Over 6 to 12	Beyond 1
	On demand	months	months	year	Total
Financial assets:
Cash in banks	$502,190				$502,190
Trade receivables*	2,488,536				2,488,536
Advances to employees	101,940				101,940
Other receivables	290,354				290,354
Investment in UITF
(included in 'Prepayments and Other Current Assets')
Security deposits (included in	1,971				1,971
'Other non-current assets')				24,899	24,899
	$3,384,990			$24,899	$3,409,889

Financial liabilities:
Trade payables and other liabilities**	$1,657,276				$84,096,818
Borrowings***		2,383,298	169,720	204,236	139,914,061
Lease liabilities***		127,175	127,175	206,474	23,384,064
Dividends payable	912,898				46,324,086
	$2,570,174	$127,391,439	$15,065,618	$20,841,068	$293,719,029

                ______________________

*Shown gross of allowance /Or impairment and credit losses.

** Excludes statutory obligations

*** Includes interest

Market risk

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate

F-31

due to changes in market variables such as interest rate, foreign exchange rates and equity prices.

Foreign currency exchange risk

The Group is exposed to foreign currency exchange risk arising from currency exposures, primarily with respect to the US Dollar. Foreign currency exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group's functional currency. The Group has certain financial assets denominated in US Dollar which are exposed to foreign currency translation risk.

To manage the exposure, the Group is monitoring its foreign exchange rates to plan its transactions and maintains adequate US Dollar reserves by way of cash in its banking facilities. The Group does not enter into significant and long-term commitments and contracts denominated in foreign currency to avoid significant exposures relating to foreign currency exchange risks.

The table shows the Group's foreign currency-denominated assets and liabilities and their peso equivalents:

	2020	2019
Cash	$48,962	$3,417
Trade payables	(283,686)	(161,054)
Foreign currency exposure	(234,724)	(157,637)
Closing exchange rate of US $1.00 to Philippine Peso	48.04	50.74
Philippine Peso equivalent	(Pll,276,141)	(P7,998,501)

The following table presents the impact on the Group's income before income tax due to change in the fair value of its monetary assets and liabilities, brought out by a reasonably possible change in the US dollar to Peso exchange rate, with all other variable held constant.

	2020		2019
	Change in Foreign Exchange Rate	Effect on Income before Tax	Change in Foreign Exchange Rate	Effect on Income before tax
Increase	+3.17%	$(7,441)	+4.84%	$(7,629)
Decrease	-3.17%	$7,441	-4.84%	$7,629

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

As of December 31, 2020 and 2019, the Group is not exposed to interest rate risk since it has no financial assets and liabilities with floating interest rate.

5.	Fair Value Measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, as appropriate.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments:

F-32

Cash, Trade and other receivables, Trade payables and other liabilities, short-term borrowings and dividends payable

The carrying amounts of these financial assets and liabilities approximate fair values due to the relatively short-term maturity of these financial instruments.

Investment in UITF (included under Prepayments and other current assets)

Fair values are estimated using published net asset value (NAV). The fair values are included under Level 2.

Security deposits and Borrowings

The fair value of the security deposits, with carrying amount of $0.0291 million and $0.0248 million as of December 31, 2020 and 2019 which are expected to be collected beyond 12 months, amounted to $0.0239 million and $0.0236 million, respectively.

The fair value of the long-term loan, with carrying amount of $0.0236 million and $0.2446 million as of December 31, 2020 and 2019 which are expected to be settled beyond 12 months, amounted to $0.1386 million and $0.2816 million, respectively.

The fair values are included in Level 3 hierarchy, estimated using the discounted cash flow methodology using the current incremental borrowing rates for similar borrowings with maturities consistent with those remaining for the liability being valued, if any.

In 2020 and 2019, there were no transfers among the three levels in the fair value hierarchy.

There was no change in the valuation techniques used by the Group in determining the fair market value of the assets.

6.	Cash

This account consists of:

	2020	2019
Cash on hand	$227,663	$149,068
Cash in banks	695,716	502,190
	$923,379	$651,258

Cash in banks at December 31, 2020 and 2019 earn annual interest at the prevailing bank deposit rate. Interest income earned from cash in banks amounted to $0.0010 million and $0.0008 million in 2020 and 2019, respectively (Note 20).

7.	Trade and Other Receivables

This account consists of:

	2020	2019
Trade receivables	$3,402,702	$2,488,536
Less: allowance for expected credit losses	(1,057,700)	(46,953)
	2,345,002	2,019,009
Advances to employees	118,507	101,940
Other receivables	484,791	290,354
	$2,948,300	$2,411,303

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Trade receivables are collectible in cash, unsecured, non-interest bearing and are generally collected on 30 to 90-day terms.

Other receivables mainly consist of expenses made by officers or employees in excess of allowed per group policy. Such excess expenses will be recovered by the Group through salary deduction.

Movements in the allowance for ECL are as follows:

	2020	2019
Beginning of the year	$495,997	$608,266
Provision for (recovery of) credit losses (Note 19)	561,704	(109,322)
Write-off		(29,416)
End of the year	$1,057,700	$469,527

8.	Inventories

This account consists of:

	2020	2019
Merchandise inventories	$2,856,034	$1,942,558
Less: allowance for inventory obsolescence	(414,075)	(214,347)
	$2,441,959	$1,728,211

Total cost of inventories recognized as expense and included in cost of sales amounted to $3.2773 million and $2.4369 million in 2020 and 2019, respectively (Note 17).

Rollforward of the allowance for inventory obsolescence follows:

	2020	2019
Beginning at January 1	$2,308,203	$69,367
Provision for inventory obsolescence (Note 17)	187,645	7,033
Balance at December 31	$414,075	$17,280

9. Prepayments and Other Current Assets This account consists of:
	2020	2019
Advances to suppliers	$853,538	$903,583
Office supplies	145,328	110,563
Prepaid expenses	112,492	76,188
Advances for liquidation	67,317	44,010
Prepaid rent (Note 24)	11,225	10,023
Investment in UITF	2,082	1,971
Others	17,665	49,917
	$1,209,647	$1,196,255

Advances to suppliers represent advance consultancy fees and payments to suppliers relating to importation of goods purchased that require certain percentage of down payments.

Advances for liquidation represents cash advances to employees for use in business-related expenses.

F-34

10.	Property and Equipment

The composition of and movements of the account follow:

	2020
	Land	Building and improvement	Leasehold improvements	Office furniture and equipment	Transportation equipment	Total
Cost
Balances at beginning of the year	$143,889	$1,004,104	$77,822	$544,731	$710,310	$2,480,857
Acquisitions		13,151	15,417	52,312	8,045	88,926
Disposals					-101,985	-101,985
Balances at end of the year	143,889	1,017,256	93,240	597,043	616,370	2,467,798
Accumulated depreciation and amortization
Balances at beginning of the year		151,890	30,586	393,923	476,432	1,052,831
Depreciation		19,521	15,796	78,633	97,473	232,241
Disposals					-101,985	101,985
Balances at end of the year		192,229	46,382	472,556	471,920	1,183,087
Net book value at end of the year	$143,889	$825,027	$46,858	$124,487	$144,451	$1,284,711

	2019
	Land	Building and improvement	Leasehold improvements	Office furniture and equipment	Transportation equipment	Total
Cost
Balances at beginning of the year	$135,914	$940,283	$71,387	$482,263	$814,432	$2,443,983
Acquisitions	296	383	2,282	33,399	88,424	134,637
Disposals					-230,452	-230,452
Balances at end of the year	136,210	950,519	73,669	515,661	672,404	2,348,464
Accumulated depreciation and amortization
Balances at beginning of the year		103,935	14,335	283,312	568,859	970,441
Depreciation		39,849	14,619	89,589	112,600	256,657
Disposals					-230,452	-230,452
Balances at end of the year		143,784	28,954	372,901	451,007	996,646
Net book value at end of the year	$136,210	$806,735	$44,715	$142,760	$221,397	$1,351,818

In 2020 and 2019, the Company disposed transportation equipment which resulted to gain on sale amounting to $0.0167 million and $0.0396 million, respectively (Note 20).

The details of depreciation and amortization recognized in the profit or loss in the statements of comprehensive income follow:

	2020	2019
Property and equipment	$232,241	$256,657
Right-of-use assets (Note 24)	179,002	2,940
Intangible assets (Note 11)	6,247	6,329
	$417,490	$443,286

Depreciation and amortization presented under "Selling Expenses" and "Administrative Expenses" follow:

	2020	2019
Selling expenses (Note 18)	$170,561	$206,046
Administrative expenses (Note 19)	246,929	237,240
	$417,490	$443,286
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11.	Intangible Asset

Rollforward analysis of this account follows:

	2020	2019
Cost Balance at the beginning of the year	$45,101	$41,419
Additions	7,965	1,276
Balance at end of the year	53,066	42,694
Accumulated depreciation Balance at the beginning of the year	32,323	24,269
Depreciation (Note 10)	6,247	6,329
Balance at end of the year	38,570	30,598
Net book value at end of the year	$14,496	$12,097

Intangible assets pertain to separately acquired software which are recognized at cost.

12. Other Non-current Assets This account consists of:
	2020	2019
Security deposits (Note 24)	$29,111	$26,302
Deferred input VAT	19,121	26,748
	$48,232	$53,050

13.	Trade Payables and Other Liabilities

This account consists of:
	2020	2019
Financial liabilities Trade payables	$1,987,284	$1,161,579
Non-trade payables	254,514	226,176
Accrued expenses	155,032	155,500
Advances from shareholders (Note 21)	108,457	102,669
Others	41,172	11,351
	2,546,460	1,657,276
Nonfinancial liabilities

Output VAT Payable	30,640	5,248
Withholding tax payable	49,114	48,253
Documentary stamp tax payable	3,094	2,929
Contributions payable	14,000	13,807
	96,848	70,237
	$2,643,307	$1,727,513

Trade payables represent liabilities for purchase of inventories and are unsecured, non-interest bearing, and normally settled within 30 to 60 days.

Non-trade payables pertain to amounts due for administrative expenses such as but not limited to communication, light and water. These payables are generally paid within the credit term of 30 to 60 days.

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Accrued expenses mainly consist of accruals for salaries and commissions. Others pertain to employee cash bond and credit cooperative payable.

14.	Borrowings

This account is broken into:

	2020	2019
Current Short term borrowings	$2,688,108	$2,186,250
Loans from a related party (Note 21)	176,372	300,528
Long-term loan	23,037	22,322
Car loan	40,295	68,486
	2,927,812	2,577,587
Non-current Loans from a related party (Note 21)		59,120
Long-term loan	111,256	126,155
Car loan	22,328	59,283
	133,585	244,559
	$3,061,397	$2,822,146

Short-term borrowings

The Company's short-term borrowings consist of short-term unsecured loans from local banks obtained for working capital purposes. These borrowings bear interest rates ranging 0.10% to 1.32% and 5.00% in 2020 and 2019, respectively, with maturities ranging from one (1) to three (3) months from the end of the reporting period. There are no covenants and warranties, including breaches thereof, related to these short-term borrowings.

Long-term loan

On April 24, 2015, the Company obtained a long-term loan amounting to $0.2699 million from a local bank for the acquisition of a land and building. The loan bears 7.00% interest rate per annum and is payable in equal monthly installments over ten (10) years. The loan is secured by a mortgage on the Company's property. There are no other covenants and warranties, including breaches thereof, related to these long-term borrowings.

Movements of borrowings are as follows:

	2020	2019
Balance at Jan 1	$2,981,243	$2,652,432
Proceeds from borrowings	4,599,675	5,423,037
Repayments	(4,519,521)	(5,253,323)
Balance at Dec 31	$3,061,397	$2,822,146

Interest expense from borrowings amounted to $0.2852 million and $0.2438 million in 2020 and 2019, respectively.

15.	Equity

Capital Stock

The Group's capital stock consists of:

F-37

	2020		2019
	Shares	Amount	Shares	Amount
Common stock - $0.21 par value Authorized	100,000	$20,818	100,000	$19,707
Subscribed capital stock	25,000	5,204	25,000	4,927
Subscription receivable		3,903		3,695
Paid-up capital		$1,301		$1,232

Each common share confers upon a common shareholder: a) the right to vote at any shareholder's meeting or on any resolution of the shareholders; and b) the rights to distribution of income under such terms and conditions as the Board of Directors may approve.

Retained earnings

As of December 31, 2020 and 2019, the Group has a total retained earnings of $1.0240 million and $1.3361 million. The details of the Group's restricted retained earnings follow:

De/ex Pharma International, Inc.

On December 20, 2017, the Delex's BOD authorized the appropriation of retained earnings amounting to $1.002 million for the acquisition of land and construction of Company's warehouse.

As of December 31, 2020, the purchase of land and construction of warehouse is still under negotiation. The Company expects to complete the acquisition and start construction by the last quarter of 2021.

DLX Holdings, Inc.

As of December 31, 2020, the Parent Company's BOD has not appropriated any retained earnings. The retained earnings as of December 31, 2020 and 2019 is nil.

JMN Brothers Pharma Limited, Inc.

As of December 31, 2020 and 2019, JMN's deficit amounted to $0.2082 million and $0.0932 million, respectively.

Accumulated equity in net earnings of the subsidiaries

A portion of the Group's retained earnings corresponding to the net earnings of the subsidiaries amounting to $1.0409 million is not available for dividend declaration as of December 31, 2020 and 2019. The accumulated equity in the net earnings becomes available for dividends upon receipt of cash dividends from the investees.

Dividend declaration

De/ex Pharma International, Inc.

In 2018, the Company's BOD approved the declaration of cash dividends amounting to $1.1380 million or $45.5201 per share based on shareholders of record as of December 31, 2018. In 2019, a portion of the dividends amounting to $0.4330 million was paid.

On June 29, 2020, the Company's BOD declared cash dividends of $1.3039 million or $52.1554 per share based on shareholders of record as of December 31, 2019 and is payable on December 31, 2020.

DLX Holdings, Inc.

On December 27, 2019, the DLX's BOD approved the declaration of cash dividends of $25.3429 per share aggregating to $0.6336 million based on total issued and outstanding shares of 25,000 shares.

On June 30, 2020, the Parent Company's BOD approved the declaration of cash dividends of

F-38

$30.9723 per share aggregating to $0.7743 million based on total issued and outstanding shares of 25,000 shares.

As of December 31, 2020 and 2019, dividends payable of the Group amounted to $1.9248 million and $0.9128 million as, respectively (Note 21).

Capital management

The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern so that it can continue to provide returns to its shareholders and to maintain an optimal capital structure to reduce the cost of capital and increase value of shareholders' investment.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends to shareholders, issue new shares or obtain borrowings from banks and/or related parties.

The Group considers its equity as its capital. There are no other externally imposed capital requirements.

16.	Net Sales

Set out below is the disaggregation of the Company's revenue from contracts with customers:

	2020	2019
Hospitals	$5,970,229	$6,972,880
Retailers	368,880	1,305,294
Distributors	2,484,849	429,900
	8,823,959	8,708,074
Sales discounts	(146,258)	(221,725)
	8,677,700	8,486,349
Distributor Income		2,234
	$8,677,700	$8,488,583

The Company has determined that disaggregation of revenue using the above segments and the timing of the transfer of goods at a point in time is adequate for the circumstances.

17.	Cost of Sales

Details of this account follows:

	2020	2019
Beginning inventory (Note 8)	$2,052,068	$1,429,476
Net purchases	3,893,588	2,805,085
Inventory available for sale	5,945,656	4,234,561
Ending inventories (Note 8)	(2,856,034)	(1,942,558)
Cost of sales	3,089,622	2,292,003
Provision for inventory obsolescence (Note 8)	187,645	144,981
	$3,277,266	$2,436,984

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18.	Selling Expenses

This account consists of:

	2020	2019
Salaries and allowances	$1,233,032	$1,485,525
Marketing expenses	238,019	455,136
Depreciation and amortization (Note 10)	170,561	206,046
Transportation and travel	108,085	251,358
Communication	49,034	50,259
Delivery and handling	37,466	51,363
Representation	37,284	9,100
Retirement benefit expense (Note 22)	32,031	25,407
Training and seminars	18,657	70,050
Others	7,407	9,933
	$1,931,577	$2,614,176

19.	Administrative Expenses

This account consists of:

	2020	2019
Provision for (reversal of) credit losses (Note 7)	$561,704	$(109,322)
Salaries and allowances	507,096	545,552
Depreciation and amortization (Note 10)	246,929	237,240
Insurance	194,731	143,966
Professional fees	154,737	118,565
Taxes and licenses	81,313	59,172
Outside services	71,293	60,768
Transportation and travel	67,924	56,375
Communication	47,210	37,637
Repairs and maintenance	40,134	68,145
Dues and subscription	39,202	48,243
Utilities	10,770	42,725
(Forward)

	2020	2019
Office supplies	$28,878	$45,524
Training and seminars	24,795	34,924
Rent	21,821	24,919
Retirement benefit expense (Note 22)	18,310	14,523
Delivery and handling	1,527	5,616
Others	44,518	42,248
	$2,183,709	$1,476,820

F-40

20.	Other Income - net

The components of other income - net are as follows:
	2020	2019
Gain on sale of property and equipment	$16,756	$39,551
Foreign exchange gain (loss) - net	10,041	(4,094)
Distribution income	7,062	4,444
Interest income (Note 6)	1,120	940
Others	(5,004)	(8,717)
	$29,976	$32,124

Others pertain to bank service charges and various expenses on pantry supplies.

21.	Related Party Transactions

Transactions between related parties are based on terms similar to those offered to non-related parties and are expected to be settled in cash. Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions and the parties are subject to common control or common significant influence, such as affiliates. Related parties may be individuals or corporate entities.

The Company, in the ordinary course of business, has transactions with related parties. The table below summarizes the Company's transactions and balances with its related parties as of and for the years ended December 31, 2020 and 2019:

Due to related parties

	Transactions		Balances
	2020	2019	2020	2019	Nature, Terms and Conditions
Advances from a shareholder (Note 13)			$108,457	$5,209,858	The Group obtained advances from its shareholders for working capital requirements.

					These are settled in cash, at gross amounts, unsecured, unguaranteed, and non-interest bearing, due on demand but not later than 12 months from reporting period.

Borrowings from shareholder (Note 14)			176,372	359,648	Loans are obtained by the Group from its shareholder for immediate operating cash requirements.

Settlements	(203,551)	(339,942)			These are settled in cash at gross amounts, unsecured and

F-41

	Transactions		Balances
	2020	2019	2020	2019	Nature, Terms and Conditions
					interest bearing, payable after 12 months from reporting period.

Dividends (Note 15) Shareholders Declarations	1,345,007	633,603	1,924,726	912,898	The Parent Company and its subsidiary, Delex, declared cash dividends for the year.

Settlements	(384,642)	(1,032,510)			Amounts are payable in the form of cash on a gross basis within 12 months from reporting period.

	$756,814	$(738,849)	$2,209,556	$1,375,216

Key Management Personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group, directly or indirectly. The Group considers the members of the Executive Committee to constitute key management personnel for purposes of PAS 24, Related Party Disclosures.

Salaries and short-term benefits to the Group's key management personnel amounted to $0.2540 million and $0.3005 million in 2020 and 2019, respectively.

The Group has not provided share-based payment, termination benefits and other long-term employee benefits to its key management personnel in 2020 and 2019. There are no collaterals held or guarantees issued with respect to related party transactions and balances.

22.	Retirement Benefit Obligation

The Company has an unfunded, noncontributory defined benefit retirement plan covering substantially all of its regular employees. The latest actuarial valuation report is as of December 31, 2020.

Retirement expense recognized in the profit or loss in the statements of comprehensive income follow:

	2020	2019
Service cost	$37,980	$27,856
Net interest cost	12,360	12,074
	$50,341	$39,930

Retirement benefit expense is presented as part of selling expenses and administrative expenses as follows:

	2020	2019
Selling expenses (Note 18)	$32,031	$25,407
Administrative expenses (Note 19)	18,310	14,523
	$50,341	$39,930
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The net retirement liability recognized in the statements of financial position follows:

	2020	2019
At January 1	$223,106	$156,807
Expense recognized in statements of income: Current service cost	37,980	27,856
Net interest cost	12,360	12,074
	50,341	39,930
Remeasurements in OCI Actuarial changes arising from: Changes in financial assumptions	38,884	4,152
Deviations of experience from assumptions	(13,034)	10,311
	25,850	14,463
At December 31	$91,120	$211,200

The movement in remeasurement losses on retirement follow:

	Equity holders		Non-controlling interest
	2020	2019	2020	2019
Beginning of the year	$26,322	$18,843	$17,548	$12,562
Remeasurement loss recognized in OCI Changes in financial assumptions	23,331	2,491	15,554	1,661
Deviations of experience from assumptions	-7,821	6,187	-5,214	4,124
Total remeasurement losses during the year	15,510	8,678	10,340	5,785
Income tax effect (Note 23)	-4,653	2,603	-3,102	-1,736
Total remeasurement losses, net of tax	10,857	6,074	7,238	4,050
End of the year	$37,179	$24,917	$24,786	$16,612

The principal actuarial assumptions used in determining the retirement liability are shown below:

	2020	2019
Average remaining working life	35 years	34 years
Discount rate	3.40%	5.54%
Future salary increase	6.00%	6.00%

The sensitivity analysis below has been determined based on reasonably possible changes of each significant assumption on the defined benefit obligation as of the end of the reporting period, assuming all other assumptions were held constant:

	2020		2019
	Changes in assumption	Increase (decrease)	Changes in assumption	Increase (decrease)
Discount rate	+100 bps	$(19,334)	+100 bps	$(14,554)
	-100 bps	21,700	-100 bps	13,062

Future salary increase	+100 bps	20,928	+100 bps	14,344
	-100 bps	(19,055)	-100 bps	(13,125)

F-43

Shown below is the maturity analysis of the undiscounted benefit payments:

	2020	2019
More than 1 year to 5 years	$86,136	$83,686
More than 5 years to 10 years	381,801	331,615
	$467,937	$415,301

The average duration of the defined benefit obligation at the end of the reporting period is estimated to be 10 years.

23.	Income Taxes

The components of provision for income tax follow:

	2020	2019
Current
		$570,962
RCIT	$574,566
MCIT	1,264
Final	224	188
	576,054	571,150
Deferred	(235,744)	-43,132
	$340,310	$528,018

Current tax regulations provide that the RCIT rate shall be 30.00% and that interest allowed as a deductible expense is reduced by 33.00% of interest income subjected to final tax.

An Optional Standard Deduction (OSD) equivalent to 40.00% of gross income may be claimed as an alternative deduction in computing for the RCIT.

Current tax regulations also provide for a MCIT of 2.00% on modified gross income and allow a NOLCO. The MCIT is imposed on the fourth taxable year from commencement of the Company's business operations. The MCIT and NOLCO may be applied against the Company's income tax liability and taxable income, respectively, over a three-year period from the year of inception.

Relevant tax updates

Revenue Regulations No. 25-2020

On September 30, 2020, the Bureau oflntemal Revenue (BIR) has issued Revenue Regulations (RR) No. 25-2020 to implement Section 4 (bbbb) of Republic Act No. 11494, otherwise known as "Bayanihan to Recover as One Act", allowing qualified businesses or enterprises which incurred net operating loss for taxable years 2020 and 2021 to carry over the same as a deduction from its gross income for the next five (5) consecutive taxable years immediately following the year of such loss.

CREATE Bill

The Corporate Recovery and Tax Incentives for Enterprise (CREATE) bill aims to reduce the corporate income tax rate from 30.00% to 25.00% starting July 2020 and to rationalize the current fiscal incentives.

F-44

On February 3, 2021, the Bicameral Conference Committee approved the reconciled version of the CREATE Bill of the House of Representatives and the Senate. On March 26, 2021, the bill was signed by the President for it to become a law (Note 26).

As of December 31, 2020, the Parent Company has available NOLCO before taxable year 2020 which can be claimed as deduction from the regular taxable income for the next three (3) consecutive taxable years immediately following the year of such loss. Details as follows:

Year Incurred	Amount	Expired	Balance	Expiry Year
2017	$5,721	$5,721		2020
2018	3,631		3,631	2021
2019	3,820		3,820	2022
	$13,172	$5,721	$7,451

As of December 31, 2020, the Parent Company has incurred NOLCO in taxable year 2020 which can be claimed as deduction from the regular taxable income for the next five (5) consecutive taxable years pursuant to Bayanihan 2, as follows:

Year Incurred	Amount	Expired	Balance	Expiry Year
2020	$7,258	$	$7,258	2025

As of December 31, 2020, JMN has available NOLCO before taxable year 2020 which can be claimed as deduction from the regular taxable income for the next three (3) consecutive taxable years immediately following the year of such loss. Details as follows:

Year Incurred	Amount	Expired	Balance	Expiry Year
2017	$13,527	$13,527	—	2020
2018	34,243		34,243	2021
2019	89,396		89,396	2022
	$137,166	$13,527	$123,639

As of December 31, 2020, JMN has incurred NOLCO in taxable year 2020 which can be claimed as deduction from the regular taxable income for the next five (5) consecutive taxable years pursuant to Bayanihan 2, as follows:

Year Incurred	Amount	Expired	Balance	Expiry Year
2020	$86,466	$	$86,466	2025

Components of the Group's deferred tax assets follow:

	2020	2019
Allowance for impairment of trade receivables	$309,614	$140,858
Allowance for inventory obsolescence	124,223	64,304
Retirement benefit obligation	89,789	63,360
Leases	4,585	3,790
Unrealized foreign exchange loss	144	756
NOLCO	44,756	38,954
	$573,111	$312,022
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The Group did not recognize deferred tax assets on the following temporary differences since management believes that it is not highly probable that the related future benefits will be realized in the future.

	2020	2019
Allowance for credit losses	$25,653
NOLCO	24,404	$3,741
Excess MCIT	1,264
	$51,321	$3,741

A reconciliation of income tax expense computed at the statutory income tax rate to the income tax expense as reflected in the statements of total comprehensive income is as follows:

	2020	2019
Statutory income tax rate	$304,166	$520,192
Tax effect of:
Change in unrecognized deferred tax assets	28,418	1,085
Expired NOLCO	4,058	726
Non-deductible expenses	2,409	6,025
Excess of MCIT over RCIT	1,264
Unallowable interest expense	106	85
Interest income subjected to final tax	-112	-94
	$340,310	$528,018

24.	Lease Agreements

The Company leases warehouses and transportation equipment for its operations.

Lease of transportation equipment

The Company entered into various lease arrangements covering its transportation equipment for periods of one to five years with interest rate ranging from 14.86% to 21.89% in 2020 and 2019, respectively.

Ownership of the assets will be transferred to the Company at the end of the lease term.

Lease of warehouse

The Company has an existing lease agreement for its depots in various locations for a period of one to three years, renewable upon mutual agreement by both parties.

The Company has short-term lease of warehouses with remaining period ofless than 12 months, renewable upon mutual agreement of both parties. The Company has prepaid rent amounting to $0.0112 million and $0.0101 million as of December 31, 2020 and 2019, respectively (Note 9).

Security deposits relating to this lease agreement amounting to $0.0291 million and $0.0248 million as of December 31, 2020 and 2019, respectively, are included under 'Other non-current assets' (Note 12).

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Right-of-use Assets

The rollforward analysis of right-of-use account follows:

	2020
	Building and improvements	Transportation equipment	Total
Cost Balances at beginning of year	$107,312	$381,353	$488,665
Additions	31,655	48,887	80,542
Balances at end of year	138,967	430,240	569,206
Accumulated Amortization Balances at beginning of year	46,801	143,664	190,465
Amortization (Note 10)	51,012	127,991	179,002
Balances at end of year	97,813	271,654	369,467
Net book value	$41,154	$158,586	$199,739

	2019
	Building and improvements	Transportation equipment	Total
Cost Balances at beginning of year
Additions	$101,585	$361,002	$462,587
	101,585	361,002	462,587
Accumulated Amortization Balances at beginning of year	44,304	135,997	180,300
Amortization (Note 10)	44,304	135,997	180,300
Net book value	$57,281	$225,005	$282,286

Lease Liabilities

As of December 31, 2020 and 2019, the carrying amount of lease liabilities follow:

	2020	2019
Beginning balance	$303,733	$—
Additions	79,323	462,587
Interest expense	16,075	15,037
Payments	(191,920)	(190,100)
	$207,211	$287,524

The following are the amounts recognized in the statement of financial position:

	2020	2019
Current lease liabilities	$44,429	$156,680
Non-current lease liabilities	162,782	130,844
	$207,211	$287,524
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The following are the amounts recognized in the statement of total comprehensive income:

	2020	2019
Depreciation expense of right-of-use assets (Note 10)	$116,549	$280,233
Interest expense on lease liabilities	16,082	15,037
Rent expense (Note 19)	21,821	24,919
Total amount recognized in statement of comprehensive income	$216,906	$320,189

Discount rate

Payments for leases of office space and warehouses are discounted using the lessee's incremental borrowing rate, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.

The aggregate future minimum lease payments arising from the Company's non-cancellable operating lease agreements at December 31, 2020 are as follows:

	2020	2019
Not later than 1 year	$194,054	$254,350
Later than 1 year but not more than five years	219,027	206,474
	$413,081	$460,824

25.	Notes to the Statements of Cash Flows

The table below provides the changes in liabilities arising from financing activities:

		2020
	Beginning balance	Proceeds/ Additions	Payments	Interest expense	Reclassification	Ending balance
December 31, 2020
Short-term borrowings P110,939,081		$4,599,675	$(4,221,066)			$2,688,108
Loans from a related party,
current portion	317,470		(141,098)			176,372
Loans from a related party,
non-current portion	62,453		62,453
Long term loan,
current portion	23,581		544			23,037
Long term loan,
non-current portion	133,267		(22,011)			111,256
Lease liabilities, current	165,513	79,323	(191,920)	16,075	(24,562)	44,429
Lease liabilities,
non-current	138,220				24,562	162,782
Car loans, current	72,347		(72,349)		40,297	40,295
Car loans, non-current	62,625				(40,297)	22,328
Interest payable			(285,162)	285,162
Dividends payable	964,362	1,345,007	(384,642)			1,924,726
	$4,249,338	$6,024,005	$(5,381,245)	$301,236		$5,193,333

F-48

		2019
	Beginning balance	Additions	Payments	Expense	Reclassification	Ending balance
December 31, 2019
Short-term borrowings	$1,613,373	$5,387,439	$(4,814,562)			$2,186,250
Loans from a related party,
current portion	353,627		(339,942)		286,843	300,528
Loans from a related party,
non-current portion	345,963				(286,843)	59,120
Long term loan,
current portion	20,250		(21,231)		23,303	22,322
Long term loan,
non-current portion	149,458				(23,303)	126,155
Lease liabilities, current		462,587	(190,100)	15,037	(130,844)	156,680
Lease liabilities,
non-current					130,844	130,844
Car loans, current	93,138	35,598	(77,589)		17,339	68,486
Car loans, non-current	76,623				(17,339)	59,283
Interest payable			(243,718)	243,718
Dividends payable	1,311,805	633,603	(1,032,510)			912,898
	$3,964,237	$6,519,226	$(6,719,651)	$258,755		$4,022,568

26.	Events after Reporting Period

Corporate Recovery and Tax incentives for Enterprises (CREATE) Act

President Rodrigo Duterte signed into law on March 26, 2021 the CREATE Act to attract more investments and maintain fiscal prudence and stability in the Philippines. Republic Act (RA) 11534 or the CREATE Act introduces reforms to the corporate income tax and incentives systems. It takes effect 15 days after its complete publication in the Official Gazette or in a newspaper of general circulation or April 11, 2021.

The following are the key changes to the Philippine tax law pursuant to the CREATE Act which have an impact on the Company:

•	Effective July 1, 2020, regular corporate income tax (RCIT) rate is reduced from 30.00% to 25.00% for domestic and resident foreign corporations.

•	Minimum corporate income tax (MCIT) rate reduced from 2.00% to 1.00% of gross income effective July 1, 2020 to June 30, 2023.

•	Effective April 11, 2021, final income tax rate on interest income from a depositary bank under the expanded foreign currency deposit system is increased from 7.50% to 15.00%.

•	Imposition of improperly accumulated earnings tax (IAET) is repealed.

As clarified by the Philippine Financial Reporting Standards Council in its Philippine Interpretations Committee Q&A No. 2020-07, the CREATE Act was not considered substantively enacted as of December 31, 2020 even though some of the provisions have retroactive effect to July 1, 2020.

The passage of the CREATE Act into law on March 26, 2011 is considered as a non-adjusting subsequent event. Accordingly, current and deferred taxes as of and for the year ended December 31, 2020 continued to be computed and measured using the applicable income tax rates as of December 31, 2020 (i.e., 30.00% RCIT I 2.00% MCIT) for financial reporting purposes.

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Applying the provisions of the CREATE Act, the Company would have been subjected to lower regular corporate income tax rate of 25.00% effective July 1, 2020.

•	Based on the provisions of Revenue Regulations (RR) No. 5-2021 dated April 8, 2021 issued by the BIR, the prorated CIT rate of the Company for CY2020 is 27.50%. This will result in lower provision for current income tax for the year ended December 31, 2020 and lower income tax payable as of December 31, 2020, amounting to $0.0479 million. The reduced amounts will be reflected in the Company's 2020 annual income tax return. However, for financial reporting purposes, the changes will only be recognized in the 2021 financial statements.

•	This will result in lower deferred tax assets as of December 31, 2020 and provision for deferred tax for the year then ended by $0.0477 million and $0.0445 million, respectively. These reductions will be recognized in the 2021 financial statements.

Dividend declaration

On May 25, 2021, the BOD of Delex approved the declaration of cash dividends of $31.7321 per share on the issued and outstanding capital stock of the Company of 25,000 shares.

Total cash dividends amount to $0.7911 million is declared payable on December 31, 2020 to the shareholders as of December 31, 2020 and will be paid on or before December 31, 2022.

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INDEX TO EXHIBITS

 Copies of the following documents are included as exhibits to this registration statement.

Exhibit No.	Description
2.1	Articles of Incorporation	Filed Herewith

2.2	Bylaws	Filed Herewith

4.1	Subscription Agreement	Filed Herewith

12.1	Legal Opinion of Jacob Heskett	Filed Herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 17th of May, 2022.

Delex Healthcare Group, Inc.

By: /s/ J. de Ruyter C. Oroceo

Name: J. de Ruyter C. Oroceo

Title: Chairman of the Board & CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ J. de Ruyter C. Oroceo	05/17/2022
J. de Ruyter C. Oroceo	Date:
Chairman of the Board & CEO

/s/ Ma. Lourdes Elvira P. Monasterio	05/17/2022
Ma. Lourdes Elvira P. Monasterio	Date:
Director, VP for Marketing

/s/ Noel L. Omandam	05/17/2022
Noel L. Omandam	Date:
Director, VP for Distribution

/s/ Ana Lyn P. Matienzo	05/17/2022
Ana Lyn P. Matienzo	Date:
Director, Chief Financial Officer

/s/ Allery B. Flores	05/17/2022
Allery B. Flores	Date:
Corporate Secretary & HR Manager

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